EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

MSC INDUSTRIAL DIRECT CO., INC.

and

BARNES GROUP INC.

Dated February 22, 2013

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

LIST OF EXHIBITS

Exhibit	Document Name
A	Form of Assignment and Assumption Agreement
B	Form of Bill of Sale
C-1	Deed for Shelbyville, Kentucky Owned Real Property
C-2	Deed for Moncton, New Brunswick Owned Real Property
C-3	Deed for Beamsville, Ontario Owned Real Property
D	Form of Trademark Assignment Agreement
E	Form of Transition License Agreement
F	Form of Transition Services Agreement
G	Allocation Schedule

LIST OF SCHEDULES

Schedule 1.1	Net Working Capital
Schedule 1.2	Excluded Assets
Schedule 1.3	Permitted Liens
Schedule 1.4	Transferred Assets
Schedule 1.5	Transferred Contracts
Schedule 6.4(e)	Phase I Properties

LIST OF SECTIONS TO DISCLOSURE LETTER

Section 4.3	Non-Contravention
Section 4.5	Title to Assets
Section 4.6	Licenses and Permits
Section 4.7	Financial Statements
Section 4.8	Changes Since December 31, 2011
Section 4.10	Legal Compliance
Section 4.11	Tax Matters
Section 4.12	Real Property

- v -

(continued)

Page
Section 4.13	Intellectual Property
Section 4.14	Necessary Assets
Section 4.15	Material Contracts
Section 4.16	Powers of Attorney
Section 4.17	Litigation
Section 4.18	Product Warranty
Section 4.19	Product Liability
Section 4.20	Customers and Suppliers
Section 4.21	Environmental
Section 4.22	Employees
Section 4.23	Employee Benefit Plans
Section 4.25	Restrictions on Doing Business

- vi -

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated this 22nd day of February, 2013, is by and between MSC Industrial Direct Co., Inc., a New York corporation (“Buyer”) and Barnes Group Inc., a Delaware corporation (“Seller”). Buyer and Seller may be referred to in this Agreement individually as a “Party” or collectively as the “Parties.” Capitalized terms used herein shall have the meanings set forth in ARTICLE I unless otherwise defined herein.

WHEREAS, Seller and certain of its Subsidiaries, including Barnes Group Canada Corp. (“Barnes Canada”), Associated Spring Raymond (Shanghai) Co., Ltd. (“Barnes China”), Associated Spring México, S.A. (“Barnes Mexico” and, together with Barnes Canada, Barnes China, Seller and any of its other Subsidiaries which own any of the Transferred Assets or conduct any or all of the Business, “Seller Group”) own 100% of the Transferred Assets, and the Seller Group desires to sell to Buyer, and Buyer desires to purchase from the Seller Group, the Transferred Assets upon the terms and subject to the conditions set forth in this Agreement. As a result of the transactions contemplated hereby, Buyer and/or one or more of its Subsidiaries (the “Buyer Group”) will acquire all of the Transferred Assets and the Seller Group will receive the consideration described in ARTICLE II of this Agreement.

WHEREAS, on the date hereof, Seller and Buyer have entered into a certain Employee Matters Agreement with respect to certain transition matters relating to employees of the Business (the “Employee Matters Agreement”).

NOW, THEREFORE, in consideration of the premises, promises and covenants set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meanings set forth below:

“Accounting Arbitrator” has the meaning set forth in Section 3.2(b).

“Adjusted EBITDA” means EBITDA (earnings before interest expense, income taxes, depreciation and amortization) as derived from the Audited Financial Statements of the Business for the year ended December 31, 2012 adjusted to exclude Corporate Allocations, all pension costs and other post-retirement benefits other than pensions, intangible asset impairment, and incremental expense charges, if any, relating to Excluded Liabilities in excess of the amounts reflected in the Financial Statements, other than in subsections (c), (d) (except pension costs and post-retirement benefits), (g), (h), (i), (j), (k) or (l) of the definition of Excluded Liabilities and adjusted for the reserve release related to a change in estimate of sales and use taxes of $335,000.

“Adjusted EBITDA Threshold” shall mean $36,000,000.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, credit arrangement, or otherwise.

“Agreement” means this Asset Purchase Agreement, including all Exhibits, Schedules and the Disclosure Letter, as each may be amended, modified or supplemented from time to time in accordance with this Agreement prior to the Closing.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Ancillary Agreements” means each Assignment and Assumption Agreement, each Bill of Sale, each Deed, the Employee Matters Agreement, the Trademark Assignment Agreement, the Transition License Agreement, the Transition Services Agreement and any other agreement, document or instrument entered into or delivered in connection with the Transactions.

“Antitrust/Competition Laws” means the HSR Act and all other applicable Laws issued by any Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assignment and Assumption Agreement” means each Assignment and Assumption Agreement to be entered into as of the Closing Date between Seller, Barnes Canada, Barnes China or Barnes México, as applicable, and Buyer or an Affiliate of Buyer, as applicable, substantially in the form attached hereto as Exhibit A and each similar assignment and assumption agreement dated as of the Closing Date between a member of the Seller Group and Buyer or an Affiliate of Buyer, as applicable, necessary to assign any Transferred Assets or assume any Assumed Liabilities.

“Assumed Liabilities” means the obligations and liabilities of Seller and its Subsidiaries to the extent arising from, or to the extent accruing with respect to, the Transferred Assets and the operation of the Business, whether arising on, prior to or after the Closing, including the following, but excluding the Excluded Liabilities:

(a)          Interim Financial Statements Liabilities. The liabilities and obligations set forth on the statement of transferred assets and liabilities included in the Most Recent Financial Statements, less payments thereon or discharges thereof prior to the Closing Date;

(b)          Pre-Closing. The liabilities and obligations incurred by the Business between the date of the Most Recent Financial Statements and the Closing Date, less payments thereon or discharges thereof prior to the Closing Date;

(c)          Contracts and Permits. All liabilities and obligations of the Business under the Transferred Contracts and Transferred Permits;

(d)          Severance Obligations. All liabilities and obligations for severance pay, termination pay, damages for wrongful dismissal, or other compensation relating to the termination of employees of the Business who worked for a member of the Seller Group on the Closing Date, as set forth in the Employee Matters Agreement;

(e)          Retention Agreements. All liabilities and obligations pursuant to certain Retention Agreements as set forth in the Employee Matters Agreement.

(f)          Product Liabilities. Claims for product or services warranty, product or services liability, refunds, returns, personal injury and property damage, and all other liabilities and obligations, relating to products sold or services provided by the Business, whether before, on or after the Closing Date, including, for the avoidance of doubt, those matters set forth on Section 4.17 of the Disclosure Letter;

(g)          Taxes. All liabilities of the Business for Taxes to the extent arising out of the ownership or operation of the Business or the Transferred Assets after the Closing Date or apportioned to the Buyer Group, as applicable, under Section 6.9 (“Assumed Taxes”);

(h)          Claims. Any liability, claim or obligation which is based on events or conditions occurring or existing in connection with, or arising out of, the operation of the Business prior to, or the operation of the Business by Buyer subsequent to, the Closing Date or the ownership, possession or use of the Transferred Assets by the Business or sales of products or services by the Business prior to, or subsequent to, the Closing Date, including, for the avoidance of doubt, those matters set forth on Section 4.17 of the Disclosure Letter;

(i)          Shutdown Costs. Any liabilities or obligations relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the shutdown of any operations or locations after the Closing as set forth in the Employee Matters Agreement, including, without limitation, any action which could be construed as a “plant closing,” “mass termination” or “mass layoff,” as those terms are defined under WARN, or the Employment Standards Act, 2000 (Ontario) or similar provincial employment standards legislation, or any “employment loss,” as defined in WARN, which any employee may suffer or may be deemed to suffer after the Closing;

(j)          Employees/Employee Plans. The liabilities and obligations with respect to any assumed Employee Plans, as set forth in the Employee Matters Agreement and certain liabilities for retention agreements as set forth in the Employee Matters Agreement; and

(k)          Chinese Employees. All liabilities associated with Buyer’s failure to assume the Chinese Employment Agreements, including which may result from Seller’s or its Subsidiary’s termination of such employees, as set forth in the Employee Matters Agreement.

provided, however, that notwithstanding the foregoing, the Assumed Liabilities related to Barnes Canada shall only include those obligations and liabilities described above in this definition of Assumed Liabilities that are not Excluded Liabilities and are (i) amounts relating to the Business owing by Barnes Canada to any Person as of the Closing Date, which are incurred in connection with the purchase of goods or services, and (ii) other liabilities relating to the Business incurred by Barnes Canada as of the Closing Date but which are not yet due and payable as of the Closing Date excluding reserves and contingent amounts (all other obligations and liabilities of Barnes Canada described above in this definition of Assumed Liabilities that are not included in subsections (i) and (ii) of this proviso and that are not Excluded Liabilities are referred to as the “Remaining Canadian Obligations”).

“Assumed Taxes” has the meaning set forth in the definition of Assumed Liabilities.

“Audited Financial Statements” has the meaning set forth in Section 6.15(a).

“Auditor” has the meaning set forth in Section 6.15(a).

“Barnes Canada” has the meaning set forth in the Recitals.

“Barnes China” has the meaning set forth in the Recitals.

“Barnes México” has the meaning set forth in the Recitals.

“Bill of Sale” means each Bill of Sale to be entered into as of the Closing Date between Seller or a member of the Seller Group, as applicable, and Buyer or an Affiliate of Buyer, as applicable, substantially in the form attached hereto as Exhibit B, and each similar conveyance instrument dated as of the Closing Date between a member of the Seller Group and Buyer or an Affiliate of Buyer, as applicable, necessary to transfer any Transferred Asset.

“Books and Records” has the meaning set forth in Section 6.4(b).

“Business” means the Seller Group’s provision of inventory management services and customized supply chain solutions for maintenance, repair and operating supplies in the United States, Canada and Mexico specializing in maintaining maintenance, repair and operating inventory on behalf of customers primarily in the transportation, manufacturing, natural resources and government sectors.  For the avoidance of doubt, the term “Business” does not include the following businesses of Seller and its Subsidiaries or the products or services of such businesses (i) Associated Spring, (ii) Associated Spring Raymond, (iii) aerospace, (iv) Hänggi stamping and fineblanking technology, (v) nitrogen gas spring and press tools, (vi) Seeger-Orbis or (vii) Synventive molding solutions.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York City, New York are authorized or required by Law to close.

“Business Intellectual Property” means Intellectual Property owned by the Seller Group that is used in the Business as currently conducted.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Group” has the meaning set forth in the Recitals.

“Buyer Indemnitees” has the meaning set forth in Section 9.1(a).

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to consummate the Transactions and perform all of its obligations hereunder.

“Canadian Pension Plans” means all Canadian Employee Plans providing pensions, superannuation benefits or retirement savings, including pension plans, top up pensions or supplemental pensions, “registered pension plans” (as defined in the Canadian Income Tax Act) and “retirement compensation arrangements” (as defined in the Canadian Income Tax Act).

“Canadian Excise Tax Act” means the Excise Tax Act (Canada), as amended, and the regulations promulgated thereunder, and any successor to such statute or regulations.

“Canadian Income Tax Act” means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder, and any successor to such statute or regulations.

“Canadian Investment Canada Act” means the Investment Canada Act, as amended, and the regulations promulgated thereunder, and any successor to such statute or regulations.

“China Lease” means the Property Lease Contract (Chinese language) by and between Barnes China as Tenant and Zhejiang FeiDa Electrical Engineering Co., Ltd. as Landlord, for lease term from January 1, 2012 to December 31, 2013.

“Chinese Employment Agreements” means the employment agreements or similar arrangements with any employee of the Business in China.

“Closing” has the meaning set forth in Section 8.1.

“Closing Adjusted EBITDA” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Net Working Capital” means the amount of the Net Working Capital as of 12.01 a.m. on the Closing Date, calculated in accordance with the methodology set forth in Schedule 1.1 hereto.

“COBRA” has the meaning set forth in Section 4.23(f).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Confidential Information” has the meaning set forth in Section 6.14(a).

“Contract” means any contract, lease, license, purchase order, sales order, undertaking or other legally binding agreement (whether written or oral and whether express or implied).

“Corporate Allocations” has the meaning set forth in Section 4.7 of the Disclosure Letter.

“Covered Claim” has the meaning set forth in Section 6.16(a).

“Deed” means each special warranty deed, or comparable instruments of transfer, to be executed and delivered as of the Closing Date by Seller or a member of the Seller Group, as applicable, to Buyer or an Affiliate of Buyer, as applicable, substantially in the form for each parcel of Owned Real Property as set forth on Exhibits C-1, C-2 and C-3.

“Direct Claim” has the meaning set forth in Section 9.4.

“Disclosure Letter” means the letter delivered by Seller to Buyer in a letter executed by Seller dated the date hereof.

“DOJ” has the meaning set forth in Section 6.2(b).

“Employee Matters Agreement” has the meaning set forth in the Recitals.

“Employee Plans” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); and (b) all other plans, policies, arrangements, agreements, or understandings (whether written, oral, express and/or implied) providing for fringe benefits (including vacation, paid time off, paid holidays, personal leave, sick leave, employee discounts, educational benefits or similar programs), bonus, incentive compensation, deferred compensation, profit sharing, stock ownership, severance, change in control, retention, stay bonus, retirement, health, life, death benefit, disability, group insurance, stock bonus, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, or any other similar benefits, and any trust, escrow or other agreement related thereto, which (i) is or has been established, maintained or contributed to by the Seller Group or with respect to which the Seller Group has an obligation to contribute, and (ii) provides benefits for or otherwise covers any employee or independent contractor, or former employee or independent contractor, who provides (or provided, in the case of a former employee or independent contractor), services primarily to the Business, but excludes any Multiemployer Plan.

“Enforceability Limitations” means limitations on enforcement and other remedies imposed by or arising under or in connection with applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting creditors’ rights generally from time to time in effect or general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing with respect to those jurisdictions that recognize such concepts).

“Environmental Laws” means any and all Laws relating to protection of the environmental and natural resources, pollution control or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“ERISA Affiliate” means any Person under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Estimated Net Working Capital” has the meaning set forth in Section 3.1.

“Estimated Purchase Price” has the meaning set forth in Section 3.1.

“Estimated Working Capital Deficiency Amount” has the meaning set forth in Section 3.1.

“Estimated Working Capital Excess Amount” has the meaning set forth in Section 3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” means the following assets of the Seller and its Subsidiaries:

(a)          all cash and cash equivalents (including certificates of deposit and marketable securities), bank accounts and lockboxes, investment accounts, corporate credit cards and other similar cash items of the Seller and its Subsidiaries; provided, that to the extent checks are written with respect to the Business prior to 12:01 a.m. on the Closing Date but such checks have not cleared as of such time, cash of the Seller and/or its Subsidiaries shall be used to satisfy such obligations;

(b)          all claims, rights and interests of the Seller and its Subsidiaries in and to any Tax refunds, credits or similar benefits attributable to Excluded Taxes;

(c)          any and all insurance policies, binders and claims and rights thereunder and proceeds thereof (other than as set forth specifically in the Employee Matters Agreement or clause (i) of the definition of “Transferred Assets”);

(d)          the corporate charter, seal, minute books, stock record books, and other similar documents relating to the organization, maintenance and existence of the Seller and its Subsidiaries;

(e)          all assets used by the Seller and its Subsidiaries to provide management services typically provided by a parent company, such as tax, finance, treasury, human resources, information technology, risk management, legal and similar services;

(f)          any agreements, transactions, accounts, contracts, commitments or arrangements between or among any of Seller and its Affiliates, including all Intercompany Items;

(g)          except as set forth in the Employee Matters Agreement, any Employee Plan of the Seller and its Subsidiaries (and any assets of such plan);

(h)          all bank accounts;

(i)          all cars and trucks (but, for the avoidance of doubt, not including forklifts), whether leased or owned;

(j)          any trade name, trademark, service mark or logo using or incorporating the name “Barnes,” “Barnes Group” or any derivations thereof, including the related domain name www.Barnesgroupinc.com and e-mail addresses, and all goodwill associated with the corporate name of the Seller and its Subsidiaries;

(k)          any rights, claims, credits, causes of action or rights of set-off of the Seller and its Subsidiaries against third Persons to the extent arising in connection with the Excluded Assets or the Excluded Liabilities;

(l)          all rights of the Seller and its Subsidiaries under this Agreement and any other Ancillary Agreement, including the Purchase Price, and any records prepared in connection with the transfer of the Transferred Assets;

(m)          the Excluded Books and Records; and

(n)	any of the assets, including the software licenses, listed on Schedule 1.2.

“Excluded Books and Records” means the Books and Records of Seller and its Subsidiaries to the extent relating to Excluded Assets or Excluded Liabilities, or relating to Taxes, finance, treasury, human resources, information technology, risk management, legal services provided by Seller and its Subsidiaries to the Business.

“Excluded Liabilities” means the following obligations and liabilities of Seller and its Subsidiaries to the extent arising from, or to the extent accruing with respect to, the Transferred Assets and/or the operation of the Business:

(a)          liabilities of the Seller and its Subsidiaries under this Agreement and in respect of the transactions contemplated hereby or any liability relating to claims arising from Seller Group’s entering into this Agreement and the Ancillary Agreements and the Seller Group’s consummation of the transactions contemplated hereby, other than liabilities of the Business under the Transferred Contracts;

(b)          liabilities arising out of or related to Long Term Indebtedness or accrued interest of the Seller and its Subsidiaries;

(c)          all Taxes other than the Assumed Taxes (the “Excluded Taxes”);

(d)          any liability and obligation with respect to the Employee Plans, except to the extent expressly assumed by a member of the Buyer Group in the Employee Matters Agreement, and any other liabilities and obligations of the Seller and its Subsidiaries specifically set forth in the Employee Matters Agreement;

(e)          any liability or obligation to the extent arising out of events or conditions occurring or existing in connection with the Excluded Assets;

(f)          any liability or obligation of the Seller and its Subsidiaries under any Contracts that are not Transferred Contracts;

(g)          any liability for workers compensation claims and insurance relating to events occurring prior to the Closing Date;

(h)          any liability with respect to claims incurred under the applicable Seller Group health plan prior to the Closing Date (it being understood that (i) a claim will be deemed to be incurred when the services giving rise to the claim are performed and not when the individual is billed for such services or submits a claim for benefits, and (ii) claims that have dates of service beginning before the Closing Date and ending on or after the Closing Date (such as for hospital stays) shall be deemed to be incurred prior to the Closing Date);

(i)          any liability associated with the misclassification of employees as independent contractors relating to the period prior to the Closing;

(j)          any liability for accrued salary, wages and commissions, in each case accrued prior to the Closing Date and to the extent set forth in the Employee Matters Agreement;

(k)          certain liabilities for bonuses or other incentive compensation accrued with respect to the year ended December 31, 2012 and certain retention agreements or other incentive arrangements, in each case, as set forth in the Employee Matters Agreement;

(l)          any agreements, transactions, accounts, contracts, commitments or arrangements between or among any of Seller and its Affiliates, including all Intercompany Items; and

(m)          any liabilities or obligations relating to or arising under any Environmental Laws or relating to any actual or alleged releases of, contamination by or exposure to Hazardous Substances arising or occurring prior to the Closing Date but not including any liabilities relating to a product liability claim.

“Excluded Taxes” has the meaning set forth in the definition of Excluded Liabilities.

“Financial Statements” has the meaning set forth in Section 4.7.

“Foreign Plan” means each Employee Plan maintained outside of the jurisdiction of the United States for the benefit of any current or former employee or other service provider of the Business who is primarily based outside of the United States.

“FTC” has the meaning set forth in Section 6.2(b).

“Fundamental Representations” has the meaning set forth in Section 9.2.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, multinational, federal, state, provincial or local (or political subdivision thereof) governmental or regulatory commission, instrumentality, board, bureau, agency, court or regulatory or administrative body.

“Hazardous Substances” means any gasoline or petroleum (including crude oil) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, friable or damaged asbestos or any substance or material defined as hazardous or toxic under any applicable Environmental Law.

“Historical Financial Statements” has the meaning set forth in Section 6.15(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Income Tax” means any federal, state, provincial, local, territorial or foreign tax based on or measured by reference to net income, together with all interest, penalties and additions imposed with respect to such amounts.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Indemnitees” has the meaning set forth in Section 9.1(b).

“Insurance Recoveries” means any proceeds from insurance policies or other sources covering any loss or effect to the extent used to mitigate losses or replace damaged or destroyed assets or properties.

“Intellectual Property” means (a) trademarks, service marks, trade names, domain names, logos, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction, foreign or domestic, of, and applications in any jurisdiction, foreign or domestic, to register, the foregoing, including any extension, modification or renewal of any such registration or application, (b) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, foreign or domestic, (c) writings and other published or unpublished works of authorship, whether copyrightable or not (including computer software), in any jurisdiction, foreign or domestic, and (d) registrations or applications for registration of copyrights in any jurisdiction, foreign or domestic, and any renewals or extensions thereof.

“Intercompany Items” means any promissory notes and accounts receivable and payable between or among any of Seller and its Affiliates.

“Inventories” means all inventories of raw materials, work-in-process and finished goods of Seller Group, including consignment and prepaid inventory (whether or not delivered to Seller Group), and all spare, service and repair parts, supplies and components held for sale by Seller Group, together with all related wrapping, supply and packaging materials, in each case, to the extent related to the Business.

“Knowledge”, when used to qualify any representation or warranty, means that such Party has no actual knowledge that such representation or warranty is not true and correct to the same extent as provided in the applicable representation or warranty. For the purpose of this definition, the “actual knowledge” of Seller shall mean the actual present awareness of Patrick Dempsey, Thomas Fodell or Sandra Ruiz after reasonable inquiry and the “actual knowledge” of Buyer shall mean the actual present awareness of the executive officers of Buyer after reasonable inquiry.

“Law” means any law, statute, ordinance, regulation, rule, by-law, constitution, principal of common law, code, judgment, decree, order, rule of law or treaty of any Governmental Authority.

“Lease Deposits” has the meaning set forth in Section 6.10(a).

“Lease Security Instrument” has the meaning set forth in Section 6.10(a).

“Leased Real Property has the meaning set forth in Section 4.12(a).

“Leases” has the meaning set forth in Section 4.12(a).

“Liens” mean all liens, charges, claims, security interests, pledges, deeds of trust, easements, encroachments, mortgages, conditions, adverse claims of ownership or use, options to purchase, defects of title or hypothecations or restrictions on transfer (such as a right of first refusal or other similar right), other than restrictions on transfer generally arising under the applicable securities Laws.

“Long Term Indebtedness” means any (a) obligations relating to indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or similar instruments and (c) obligations in the nature of guarantees of obligations of the type described in clauses (a) and (b) above of any other Person.

“Loss” means any liability, expense (including reasonable attorney’s fees), loss, damage, or obligation; PROVIDED, THAT, IN NO EVENT SHALL LOSSES INCLUDE, AND NO PARTY SHALL HAVE ANY LIABILITY OR OBLIGATION TO INDEMNIFY ANOTHER PARTY FOR, CONSEQUENTIAL DAMAGES, SPECIAL DAMAGES, SPECULATIVE DAMAGES, INCIDENTAL DAMAGES, INDIRECT DAMAGES, PUNITIVE DAMAGES, DIMINUTION IN VALUE, DAMAGES BASED ON A MULTIPLE, LOST PROFITS OR SIMILAR ITEMS.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, business, assets or financial condition of the Business, after taking into effect any Insurance Recoveries; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any failure by the Business to meet internal projections or forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has otherwise been a Material Adverse Effect), (ii) changes, effects, events, occurrences, developments or circumstances that generally affect the United States, Canada or the global economy or the securities, financial capital or credit markets in the United States, Canada or elsewhere or the industries in which the Business is currently conducted, (iii) general economic, financial or securities market conditions in the United States, Canada or elsewhere, (iv) changes in GAAP or legal requirements applicable to the Business, (v) changes in Laws or interpretations thereof by a Governmental Authority, (vi) national or international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, any outbreak or material escalation of hostilities in which the United States or Canada is involved or the occurrence of any military or any terrorist attack upon the United States or Canada, or any of their territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada or directed against the facilities or citizens of the United States or Canada wherever located, (vii) the effect of any change arising in connection with earthquakes, tornadoes or other natural disasters, (viii) the execution, delivery or announcement of this Agreement or the announcement or pendency of the Transactions or otherwise relating to the identity of the Buyer, (ix) any actions required to be taken under this Agreement to obtain any approval or authorization under any Antitrust/Competition Laws for the consummation of the Transactions, (x) (A) the taking of any specific action at the written direction of the Buyer or permitted or expressly required by this Agreement or (B) after Buyer fails to approve the taking of any action that requires Buyer’s approval under this Agreement (unless Buyer may reasonably withhold its approval under this Agreement to avoid any material harm to the Business or to protect its rights under this Agreement, the Employee Matters Agreement or any Ancillary Agreement), the failure to take such action, or (xi) the failure of any employees to accept employment with Buyer; provided that, in the case of clauses (ii) through (vii) above, such events may be deemed to constitute a Material Adverse Effect if they disproportionately affect the Business and/or the Transferred Assets as compared to other Persons or businesses that operate in the industry in which the Business operates; or (b) the ability of Seller to consummate the Transactions.

“Material Contract” has the meaning set forth in Section 4.15.

“Maximum Amount” has the meaning set forth in Section 9.1(c)(iii).

“Minimum Amount” has the meaning set forth in Section 9.1(c)(i).

“Most Recent Financial Statements has the meaning set forth in Section 4.7.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“Net Working Capital” means an amount, calculated as of the Closing Date and based solely on facts and circumstances existing on the Closing Date, equal to the current assets of the Business included in the Transferred Assets less the current liabilities of the Business included in the Assumed Liabilities and Remaining Canadian Obligations determined in accordance with Schedule 1.1. An example of the calculation of Net Working Capital is set forth on Schedule 1.1.

“Net Working Capital Target” shall mean $69,733,000.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement, as amended, dated September 23, 2010 between Seller and Buyer.

“Owned Real Property” has the meaning set forth in Section 4.12(a).

“Party” or “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permits” means all licenses, permits, franchises, certificates, registrations, variances, consents, orders, authorizations or approvals issued or granted by any Governmental Authority.

“Permitted Liens” means all (a) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or old age pension programs mandated under applicable Laws; (b) Liens set forth on Schedule 1.3; (c) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due after the date hereof, being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed; (d) materialmen’s, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business consistent with past practices for amounts not overdue or for payments being contested in good faith; (e) other than with respect to Owned Real Property, Liens associated with original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices that are not delinquent; (f) with respect to any parcel of the Real Property: (i) easements, covenants, conditions, restrictions, reservations, licenses, rights-of-way and other similar matters affecting the Real Property, including any other agreements or restrictions which would be shown by a current title report or other similar report or listing, (ii) any conditions or matters that may be shown by a current survey or physical inspection of the Real Property and (iii) zoning, building and other similar restrictions, so long as none of (i), (ii) or (iii) prevent or hinder the use of such Real Property substantially as currently used in the operation of the Business; and (g) other Liens which are or would reasonably be expected to be of an insignificant nature.

“Permitted Transactions” has the meaning set forth in Section 6.1.

“Person” means any individual, sole proprietorship, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Phase I Assessments” has the meaning set forth in Section 6.4(e).

“Phase I Properties” has the meaning set forth in Section 6.4(e).

“Pre-Closing Period” means any taxable period that begins before the Closing Date and ends on or before the Closing Date.

“Preliminary Statement” has the meaning set forth in Section 3.1.

“Proceeding” means any action, suit, litigation, audit, proceeding, arbitration or formal investigation commenced or heard before any Governmental Authority.

“Proper Court” has the meaning set forth in Section 11.8.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Qualified Claims” shall have the meaning set forth in Section 9.1(c)(i).

“Quebec Sales Tax Act” means the Quebec Sales Tax Act, as amended, and the regulations promulgated thereunder, and any successor to such statute or regulations.

“Real Property” has the meaning set forth in Section 4.12(a).

“Regulatory Approvals” means, collectively, the termination, expiration or waiver of the applicable waiting period under the HSR Act and any other approvals from any Governmental Authority required to consummate the Transactions.

“Relevant Period” has the meaning set forth in Section 4.22(b).

“Remaining Canadian Obligations” has the meaning set forth in the definition of “Assumed Liabilities”.

“Restricted Period” has the meaning set forth in Section 6.6(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Competitive Activities” has the meaning set forth in Section 6.6(a).

“Seller Competitive Revenues” has the meaning set forth in Section 6.6(c).

“Seller Group” has the meaning set forth in the Recitals.

“Seller Indemnitees” has the meaning set forth in Section 9.1(b).

“Seller Policies” has the meaning set forth in Section 6.16(a).

“Seller Signage” has the meaning set forth in Section 6.10(b).

“Statement of Closing Net Working Capital” has the meaning set forth in Section 3.2(a).

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited liability company or other legal entity in which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity or ownership interests, the holder of which is generally entitled to elect a majority of the board of directors or other governing body of such legal entity.

“Tax” means any federal, state, provincial, local, territorial or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, estimated, stamp, withholding and any other taxes, duties or assessments of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means all federal, state, local, provincial and foreign tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns relating to Taxes and any amendment thereto.

“Termination Date” means the date that is ninety (90) days after the date hereof; provided, however, that Seller may extend such date, in its sole discretion, if the Closing has not occurred due to the condition set forth in Section 7.1(b) or Section 7.2(d) not being fulfilled for an additional period not to exceed one hundred and eighty (180) days after the date hereof.

“Termination Fee” has the meaning set forth in Section 10.1(d).

“Third Party Claim” has the meaning set forth in Section 9.3(b).

“Trademark Assignment Agreement” means the Trademark Assignment Agreement to be entered into among the Seller and each of its Subsidiaries set forth therein and the Buyer in the form attached hereto as Exhibit D.

“Transactions” means the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.9(b).

“Transferred Assets” means all assets, properties, privileges, claims and rights that are owned by Seller and its Subsidiaries to the extent relating to the Business, including the following (but excluding the Excluded Assets):

(a)          all prepaid expenses, refunds (excluding any refund in respect of Excluded Taxes), rebates, deferred charges, advances, deposits and similar amounts relating to the Transferred Assets;

(b)          all equipment (including forklifts), furniture, computers, office equipment, fixtures and supplies and other tangible personal property including as set forth on Schedule 1.4(b);

(c)          all performance and other bonds, to the extent assignable, security and other deposits, including any security deposit with respect to the Leases (subject to reimbursement pursuant to Section 6.10(a) below), and advances;

(d)          all rights in, to and under the Transferred Contracts and Transferred Permits (in each case to the extent legally transferable);

(e)          all right, title and interest in and to the Owned Real Property;

(f)          all right, title and interest to the Intellectual Property of the Seller and its Subsidiaries set forth on Schedule 1.4(f);

(g)          all trade and other accounts receivable arising from the Business and existing as of the Closing Date;

(h)         all Transferred Books and Records;

(i)          the amount of, and all rights to, any insurance proceeds received by Seller or any Subsidiary after the date of this Agreement in respect of the loss, destruction or condemnation of any Transferred Assets occurring prior to the Closing or relating to any Assumed Liabilities or Remaining Canadian Obligations, to the extent (A) such proceeds are not otherwise used by Seller or its Subsidiaries to repair such loss or destruction or settle such Assumed Liability or Remaining Canadian Obligations prior to or after the Closing, (B) Seller has not indemnified Buyer with respect to such matter hereunder (without giving effect to the limitations in ARTICLE IX) or (C) such losses, destruction or condemnation are not otherwise included in the calculation of Closing Net Working Capital;

(j)          any rights, claims, credits, causes of action or rights of set off to the extent arising in connection with the Transferred Assets, the Assumed Liabilities or Remaining Canadian Obligations but not to the extent relating to an Excluded Asset or Excluded Liability; and

(k)         all Inventories.

“Transferred Books and Records” means Books and Records of the Seller Group relating to the Transferred Assets, Assumed Liabilities or Remaining Canadian Obligations but not including the Excluded Books and Records.

“Transferred Contracts” means the outstanding Contracts (other than vehicle leases, the China Lease and the Chinese Employment Agreements) to which any of Seller and its Subsidiaries is a party to the extent relating to the Business or the portion of any Contract to the extent relating to the Business, including those set forth on Schedule 1.5, but excluding the Excluded Assets.

“Transferred Permits” means the Permits that are held in the name of any of Seller and its Subsidiaries to the extent relating to the Business, but excluding the Excluded Assets.

“Transition License Agreement” means that certain Transition License Agreement to be entered into between Seller and Buyer substantially in the form attached hereto as Exhibit E.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into between Seller and Buyer substantially in the form attached hereto as Exhibit F.

“U.S. Pension Plan” has the meaning set forth in Section 4.23(d).

“Unassignable Contract” has the meaning set forth in Section 2.4(a).

“Unaudited Financial Statements” has the meaning set forth in Section 6.14(a).

“Updated Schedules” has the meaning set forth in Section 6.5.

“WARN” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109.

“Working Capital Excess Amount” means the amount by which the Closing Net Working Capital exceeds an amount equal to the Net Working Capital Target.

“Working Capital Deficiency Amount” means the amount by which the Closing Net Working Capital is less than an amount equal to the Net Working Capital Target.

ARTICLE II

TRANSACTIONS; PURCHASE PRICE

2.1          Sale of Transferred Assets. Subject to the terms and conditions set forth herein, at the Closing and as of the Closing Date:

(a)         Seller shall (and, where applicable, shall cause each other member of the Seller Group to) sell, convey, assign (but only to the extent assignable) and transfer to Buyer Group, as applicable, and Buyer Group shall, and Buyer shall cause each applicable member of the Buyer Group to, purchase, acquire and accept from the Seller Group, all of the Seller Group’s right, title and interest in and to all of the Transferred Assets free and clear of Liens other than Permitted Liens; and

(b)         Buyer shall (and, where applicable, shall cause each other member of the Buyer Group to) assume all responsibility and pay, perform and discharge any and all Assumed Liabilities, whenever incurred.

For the avoidance of doubt, Buyer Group shall not acquire any right, title or interest in or to the Excluded Assets or assume any responsibility with respect to the Excluded Liabilities.

2.2         Purchase Price.

(a)         Subject to the remainder of this Section 2.2 and ARTICLE III, the consideration to be paid by Buyer to Seller on the Closing Date for the Transferred Assets shall be Five Hundred Fifty Million and No/100 Dollars ($550,000,000.00). In addition, if, as of the Closing Date, the Adjusted EBITDA delivered by Seller to Buyer no less than 5 Business Days prior to Closing is less than the Adjusted EBITDA Threshold (such Adjusted EBITDA, the “Closing Adjusted EBITDA”), then the Purchase Price shall be reduced by an amount equal to the product of (a) the difference between the Adjusted EBITDA Threshold and Closing Adjusted EBITDA, multiplied by (b) fifteen (15) (as so adjusted and as adjusted pursuant to the remainder of this Section 2.2 and ARTICLE III, the “Purchase Price”).

(b)         The Closing Adjusted EBITDA shall be final and binding on the Parties unless Buyer shall, within sixty (60) days after the Closing Date, deliver to Seller written notice of any disagreement with the calculation of Adjusted EBITDA including the Audited Financial Statements as they relate to the determination of Adjusted EBITDA, which notice shall describe the nature of any such disagreement. If Buyer raises any objections within the aforesaid sixty (60) day period, then Seller and Buyer shall in good faith attempt to resolve the disputed matter. If Seller and Buyer are unable to resolve all disagreements within thirty (30) days after receipt by Seller of the written notice of disagreement, then within ten (10) days thereafter, Seller and/or Buyer shall submit such items that remain in dispute for resolution to the Accounting Arbitrator. The Buyer agrees that in connection with the preparation and review of Adjusted EBITDA and the Audited Financial Statements as they relate to the determination of Adjusted EBITDA (including Seller’s calculation of Closing Adjusted EBITDA), no disagreement by Buyer or final determination by the Accounting Arbitrator as set forth below shall introduce judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that are inconsistent with those consistently employed by the Seller provided that the Seller’s applicable methods, policies, principles, practice procedures, classifications or estimation methodologies are in compliance with GAAP.

(c)         The Accounting Arbitrator shall act as an expert, and not as an arbitrator, to determine only those issues still in dispute between Buyer and Seller and shall consider only those matters set forth in the written notice of disagreement upon which Buyer and Seller have disagreed and shall be required to resolve the matters. In submitting a dispute to the Accounting Arbitrator, each of Buyer and Seller shall concurrently furnish, at its own expense, to the Accounting Arbitrator and the other Party such documents and information as the Accounting Arbitrator may request. Each of Buyer and Seller may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Buyer nor Seller shall have or conduct any communication with the Accounting Arbitrator without the other Party’s either being present or receiving a concurrent copy of any written or email communication.

(d)         The Accounting Arbitrator shall resolve each item of disagreement based solely upon the presentations and supporting material provided by the Parties (the foregoing, however, shall not preclude the Accounting Arbitrator from determining proper application of or the terms of this Agreement with respect to the subject matter of the objections and disagreement between the Parties). The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a final calculation of Adjusted EBITDA. Such report shall be final and binding upon the Parties. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by Seller and Buyer in an amount proportionate to the dollar amount contested and not awarded to such Party as a percentage of the total dollar amount contested by the Parties, as determined by the Accounting Arbitrator. Each Party shall cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by the other Party, all with the intent to fairly and in good faith resolve all disputes relating to the Adjusted EBITDA as promptly as reasonably practicable.

(e)          Upon the final determination of the Adjusted EBITDA pursuant to this Section 2.2, if the final Adjusted EBITDA is less than the lower of the Adjusted EBITDA Threshold or the Closing Adjusted EBITDA then, the Seller will pay to the Buyer the amount of the difference thereof (without, for the avoidance of doubt, the application of any multiple) within five (5) Business Days after the final determination thereof.

(f)          The process set forth in this Section 2.2 shall be the exclusive remedy (except in the case of fraud) for the Buyer Group for any disputes related to items reflected in the Adjusted EBITDA but only to the extent any Loss subject to a claim under Section 9.1(a) or ARTICLE III would result in duplicative recovery for the same Loss.

2.3           Allocation of Purchase Price. The Parties agree that the Purchase Price, increased by the Assumed Liabilities and other relevant items, shall be allocated for Income Tax purposes as between Seller, Barnes Canada, Barnes China and Barnes México in accordance with the methodology set forth in Exhibit G (the “Allocation Schedule”). The Parties further agree to file all Income Tax Returns in a manner consistent with the Allocation Schedule and to not take any position for Income Tax purposes that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

2.4         Consent of Third Parties.

(a)          For each Transferred Contract and Transferred Permit where consent of a third party is required for assignment but such consent is not received prior to Closing, Seller shall use commercially reasonable efforts (which shall not include the payment of any consent fees) to obtain the consent and approval of such third party to such Transferred Contract or Transferred Permit, as applicable, to novate the Seller Group’s obligations and rights to the Buyer Group (as directed by Buyer), so that Buyer (or, as applicable, another member of the Buyer Group as directed by Buyer) is substituted for the Seller Group under such Transferred Contract or Transferred Permit, as applicable, and the Seller Group is relieved of all further obligations and rights. Nothing in this Agreement shall be deemed to (x) require Seller to seek a novation or consent for assignment of a Transferred Contract or Transferred Permit where such Transferred Contract or Transferred Permit does not require consent, or (y) constitute an assignment or novation of any Transferred Contract or Transferred Permit if the attempted assignment or novation thereof without consent of the third party thereto would constitute a breach thereof or would be ineffective with respect to any party to such Transferred Contract or Transferred Permit (an “Unassignable Contract”).

(b)          With respect to any Unassignable Contract, Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) shall be deemed such member of the Seller Group’s agent for purpose of completing, fulfilling and discharging all of such member of the Seller Group’s liabilities thereunder. The provisions of this Section 2.4 shall in no way limit the obligation of Seller pursuant to this Agreement to seek such consents prior to the Closing. Seller shall promptly pay to Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) when received all monies received by the Seller Group under any Transferred Contract net of any costs of collection relating thereto.

(c)          To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use commercially reasonable efforts (which shall not include the payment of any consent fees) to (i) provide to Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer), at the request of Buyer, the benefits of any such Transferred Contract or Transferred Permit to the extent related to the Business, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) and (iii) enforce, at the request of and for the account of Buyer, any rights of the Seller Group arising from any such Transferred Contract or Transferred Permit against any third Person (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof. Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) shall perform, at its sole expense and liability, on behalf of the Seller Group and for the benefit of any third Person (including any Governmental Authority) the obligations of the Seller Group under each Transferred Contract and Transferred Permit or in connection therewith.

(d)          It is understood and agreed that, notwithstanding anything to the contrary in the foregoing, so long as Seller uses its commercially reasonable efforts to cooperate with Buyer as contemplated by this Section 2.4, Seller will not have any liability or obligation to Buyer if any consent is not obtained or if Buyer is not able to obtain the benefits referred to above, and Buyer shall indemnify Seller and its Affiliates with respect to any third party claims arising from Seller’s compliance with the obligations set forth herein.

2.5          Further Assurances. From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions and such other reasonable instruments, and shall take such further commercially reasonable actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey unto Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) and their respective successors or assigns, the Transferred Assets and to effectively assign unto Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) and their successors and assigns, the Assumed Liabilities and, subject to any Permitted Liens, to put Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) in actual possession thereof, including (i) transferring back to Seller any asset or liability not contemplated by this Agreement to be a Transferred Asset or an Assumed Liability (including any Excluded Asset or Excluded Liability), respectively, which asset or liability was transferred to Buyer Group at the Closing, and (ii) transferring to Buyer (or, as applicable, another member of the Buyer Group as designated by Buyer) any asset or liability contemplated by this Agreement to be a Transferred Asset or an Assumed Liability, respectively, which was not transferred to Buyer Group at the Closing.

ARTICLE III

ADJUSTMENTS TO PURCHASE PRICE

3.1           Pre-Closing Calculation. No less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement (the “Preliminary Statement”) setting forth Seller’s good faith estimate of the Closing Net Working Capital calculated in accordance with the methodology set forth in Schedule 1.1 (the “Estimated Net Working Capital”) and, based thereon, a good faith estimate of the Working Capital Excess Amount (the “Estimated Working Capital Excess Amount”) or the Working Capital Deficiency Amount (the “Estimated Working Capital Deficiency Amount”), as the case may be. To the extent that the Estimated Net Working Capital results in an Estimated Working Capital Excess Amount, the Purchase Price to be paid at Closing will be increased on a dollar-for-dollar basis by the amount of such Working Capital Excess Amount. To the extent the Estimated Net Working Capital results in an Estimated Working Capital Deficiency Amount, the Purchase Price to be paid at Closing will be decreased on a dollar-for-dollar basis by the amount of such Working Capital Deficiency Amount. The Purchase Price as calculated pursuant to this Section 3.1 is referred to as the “Estimated Purchase Price”.

3.2         Post-Closing Calculation.

(a)          Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a balance sheet of the Business together with a statement of the Closing Net Working Capital calculated in accordance with the methodology set forth in Schedule 1.1 and, as applicable, the Working Capital Excess Amount or Working Capital Deficiency Amount (the “Statement of Closing Net Working Capital”) as of the Closing Date and a copy of all work papers relating to the preparation of the Statement of Closing Net Working Capital in a manner consistent with Schedule 1.1, including the sample balance sheet attached thereto. The Statement of Closing Net Working Capital shall be based upon the books and records of the Seller Group and the Business. The Buyer, and any accountants or advisors retained by Buyer, shall be permitted access to the books and records of Seller and to the personnel familiar with the preparation of the Preliminary Statement for the purposes of preparing the Statement of Closing Net Working Capital, in each case during normal business hours with reasonable advance notice. The Seller, and any accountants or advisors retained by Seller, shall be permitted access to the books and records of Buyer and to the personnel familiar with the preparation of the Statement of Closing Net Working Capital for the purposes of reviewing the Statement of Closing Net Working Capital, in each case during normal business hours with reasonable advance notice. The Parties agree that the sole purpose of preparing the Statement of Closing Net Working Capital and the related purchase price adjustment contemplated by this Section 3.2 is to measure the changes in Net Working Capital, and such processes are not intended to permit the introduction of judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies that are inconsistent with the methodology and the Closing Net Working Capital example set forth on Schedule 1.1.

(b)          The Statement of Closing Net Working Capital shall be final and binding on the Parties unless Seller shall, within thirty (30) days after the delivery of the Statement of Closing Net Working Capital, deliver to Buyer written notice of any disagreement with the Statement of Closing Net Working Capital, which notice shall describe the nature of any such disagreement. If Seller raises any objections within the aforesaid thirty (30) day period, then Seller and Buyer shall in good faith attempt to resolve the disputed matter. If Seller and Buyer are unable to resolve all disagreements within thirty (30) days after receipt by Buyer of a written notice of disagreement, then within ten (10) days thereafter, Seller and/or Buyer shall submit such items that remain in dispute for resolution to Deloitte & Touche LLP, or if Deloitte & Touche LLP is not available or does not accept the engagement, then another mutually acceptable nationally recognized accounting firm (the “Accounting Arbitrator”).

(c)          The Accounting Arbitrator shall act as an expert, and not as an arbitrator, to determine only those issues still in dispute between Buyer and Seller and shall consider only those matters set forth in the written notice of disagreement upon which Buyer and Seller have disagreed and shall be required to resolve the matters in accordance with the terms and provisions of this Agreement. In submitting a dispute to the Accounting Arbitrator, each of Buyer and Seller shall concurrently furnish, at its own expense, to the Accounting Arbitrator and the other Party such documents and information as the Accounting Arbitrator may request. Each of Buyer and Seller may also furnish to the Accounting Arbitrator such other information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Party. Neither Buyer nor Seller shall have or conduct any communication with the Accounting Arbitrator without the other Party’s either being present or receiving a concurrent copy of any written or email communication.

(d)          The Accounting Arbitrator shall resolve each item of disagreement based solely on the presentations and supporting material provided by the Parties (the foregoing, however, shall not preclude the Accounting Arbitrator from determining proper application of or the terms of this Agreement with respect to the subject matter of the objections and disagreement between the Parties). The Accounting Arbitrator shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a final Statement of Closing Net Working Capital. Such report shall be final and binding upon the Parties. The fees and expenses of the Accounting Arbitrator incurred in connection with the determination of the disputed items by the Accounting Arbitrator shall be borne by Seller and Buyer in an amount proportionate to the dollar amount contested and not awarded to such Party as a percentage of the total dollar amount contested by the Parties, as determined by the Accounting Arbitrator. Each Party shall cooperate fully with the Accounting Arbitrator and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Arbitrator or by the other Party, all with the intent to fairly and in good faith resolve all disputes relating to the Statement of Closing Net Working Capital as promptly as reasonably practicable.

(e)          Upon the final determination of the Closing Net Working Capital pursuant to this Section 3.2, the Purchase Price shall be recalculated taking into account the final calculations of Closing Net Working Capital, Working Capital Excess Amount and Working Capital Deficiency Amount. To the extent such final Purchase Price is less than the Estimated Purchase Price, within five (5) Business Days after the final determination of the Closing Net Working Capital, Seller shall remit to Buyer in immediately available funds the amount of such deficiency. To the extent the final Purchase Price is greater than the Estimated Purchase Price, within five (5) Business Days after the final determination of the Closing Net Working Capital, Buyer shall remit to Seller in immediately available funds the amount of such excess.

(f)          The process sets forth in this Section 3.2 shall be the exclusive remedy for the Parties for any disputes related to items required to be reflected on the Statement of Closing Net Working Capital or, included in the calculation of Closing Net Working Capital, but only to the extent any Loss subject to a claim under Section 9.1(a) or Article II would result in a duplicative recovery for the same Loss.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Letter, Seller hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date:

4.1           Corporate Existence. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware. Barnes Canada is an unlimited liability company, duly organized, validly existing, and in good standing under the laws of the province of Nova Scotia. Barnes China is a corporation, duly organized, validly existing, and in good standing under the laws of the People’s Republic of China. Barnes México is a limited liability stock corporation, duly organized, validly existing, and in good standing under the laws of Mexico. Each of Seller, Barnes Canada, Barnes China and Barnes México has full power and authority and all Permits required to own, operate and lease the Transferred Assets and to carry on the Business as now conducted in each jurisdiction in which it owns, operates or leases such Transferred Assets or carries on the Business and is duly qualified to do business and to own, operate or lease the Transferred Assets and is in good standing in each jurisdiction in which the ownership, operation or leasing of any of the Transferred Assets or the operation of the Business as now conducted makes such qualification necessary, except, in each case, where such failure would not reasonably be expected to have a Material Adverse Effect.

4.2           Authorization of Transaction. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its respective obligations hereunder and thereunder and the consummation of all of the Transactions have been duly and validly authorized by all requisite acts or proceedings of Seller and any applicable member of the Seller Group party thereto, and each applicable member of the Seller Group party thereto has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements to which it is a party have been (or, in the case of such agreements to be executed after the date hereof and at or prior to Closing, will be) duly executed and delivered by each of Seller and any other applicable member of the Seller Group party thereto and, assuming due authorization, execution and delivery hereof and thereof by Buyer and/or an Affiliate of Buyer, as applicable, constitute (or, in the case of such agreements to be executed after the date hereof and at or prior to the Closing, will constitute) a valid and binding obligation thereof, enforceable in accordance with its terms, except as the same may be limited by any Enforceability Limitations.

4.3           Non Contravention. Except as set forth on Section 4.3 of the Disclosure Letter, neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, will (i) result in the creation of any Lien (other than a Permitted Lien) upon any Transferred Asset, (ii) violate or conflict with any Laws or other restriction of any Governmental Authority, or court to which any member of the Seller Group, the Business or any Transferred Asset is subject or any provision of the organizational documents of any member of the Seller Group or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Material Contract. Except as set forth on Section 4.3 of the Disclosure Letter and other than with respect to the FTC, no member of the Seller Group needs to give any notice to, make any registration, declaration or filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement by any member of the Seller Group or in order for the Parties to consummate the Transactions.

4.4           Finders; Brokers. No member of the Seller Group has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or any of its Affiliates could or will become liable or obligated.

4.5           Title to Assets. The Seller Group has good and marketable title to, or a valid leasehold interest in, the Transferred Assets. Except as set forth on Section 4.5 of the Disclosure Letter, the Transferred Assets are free of any Liens other than Permitted Liens. All material, tangible Transferred Assets located in Canada are located in Ontario, New Brunswick, Nova Scotia and Alberta.

4.6           Licenses and Permits. Except as set forth on Section 4.6 of the Disclosure Letter, the Seller Group holds and is in material compliance with all material Permits necessary for the conduct of the Business and for the Seller Group to own or hold under lease the Transferred Assets. Each such Permit is validly and presently in effect, and no member of the Seller Group is in default (with or without notice or lapse of time, or both) under any such Permit in any material respect.

4.7           Financial Statements. The Seller has made available to Buyer internally prepared unaudited statement of transferred assets and liabilities and income statement (but only with respect to operating profit before interest and taxes (and not before depreciation and amortization) of the Business as of and for the fiscal year ended December 31, 2012 (the “Financial Statements”) and the internally prepared unaudited statement of transferred assets and liabilities and income statement (but only with respect to operating profit before interest and taxes (and not before depreciation and amortization)) of the Business as of and for the one (1)-month period ending January 31, 2013 (the “Most Recent Financial Statements”). The Financial Statements and the Most Recent Financial Statements have been prepared in accordance with the accounting principles set forth on Section 4.7 of the Disclosure Letter and have been derived from the books and records and GAAP financial statements of Seller. The Financial Statements and the Most Recent Financial Statements fairly present, in all material respects, the financial condition and the results of operations of the Business (taking into account the exclusion of the Excluded Assets and Excluded Liabilities and the exclusion of corporate allocations, in accordance with accounting principles set forth on Section 4.7 of the Disclosure Letter) as of the dates and for the periods indicated therein. The Financial Statements and the Most Recent Financial Statements do not include footnote disclosures and the Most Recent Financial Statements exclude normal fiscal year end adjustments.

4.8         Absence of Certain Changes or Events.

(a)          Since December 31, 2011, the Business has not suffered any Material Adverse Effect and has been conducted in all material respects in the ordinary course of business consistent with past practices.

(b)          Without limiting the generality of Section 4.8(a), except as set forth on Section 4.8 of the Disclosure Letter, since December 31, 2011:

(i)          the Seller Group has not sold, leased, transferred, or assigned any material assets, tangible or intangible, relating to the Business outside the ordinary course of business;

(ii)         the Seller Group has not entered into any material Contract relating to the Business outside the ordinary course of business;

(iii)        the Seller Group has not purchased, leased or otherwise acquired any material properties or assets for the Business, except in the ordinary course of business;

(iv)        no party has accelerated, waived any material rights under, terminated, made material modifications to, or cancelled any material Contract to which any member of the Seller Group is a party and which relates to the Business;

(v)         there has been no disposition of any of the material Intellectual Property relating to the Business;

(vi)        there has been no material adverse change in the levels of product returns (on an aggregate basis and not on a product by product basis) related to the Business experienced by the Seller Group from the levels experienced by the Seller Group in the fiscal year ended December 31, 2011;

(vii)       the Seller Group has not waived, cancelled or written off any material rights, claims, trade or other accounts receivable or any amounts payable to the Business except in the ordinary course of business and consistent with past practice;

(viii)      there have been no grants of any refunds, credits, rebates or other allowances by any member of the Seller Group to any customer, reseller or distributor of the Business, other than in the ordinary course of business and consistent with past practice;

(ix)         there has been no settlement or compromise of any Proceeding involving the Business that involves amounts in controversy in excess of $200,000 in the aggregate;

(x)          there has been no increase in compensation of any employee of the Business, other than increases in the ordinary course of business (which ordinary course increases include, for the avoidance of doubt, any increases in the commissions payable to any sales associate as a result of increased sales or any ordinary course increase in commission rates) of not more than $50,000 for any individual employee of the Business;

(xi)         there has been no material change in accounting methods or practices relating to the Business;

(xii)        the Seller Group has not made any material capital expenditures relating to the Business outside the ordinary course of business;

(xiii)       the Business has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to property relating to the Business; and

(xiv)      no member of the Seller Group has committed to any of the foregoing.

4.9           Undisclosed Liabilities. No member of the Seller Group has any material liability relating to the Business required by GAAP to be reflected in an annual financial statement, except for (i) liabilities set forth in the Most Recent Financial Statements and (ii) liabilities that have arisen after the date of the Most Recent Financial Statements in the ordinary course of business consistent with past practice.

4.10         Legal Compliance. Except as set forth on Section 4.10 of the Disclosure Letter, the Business is (and has been since January 1, 2011) in material compliance with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or other Proceeding has been filed or commenced, or to the Knowledge of Seller, threatened to be filed or commenced against any member of the Seller Group alleging any failure to so comply.

4.11       Tax Matters.

(a)          The Seller Group has timely filed all Tax Returns with respect to the Business that they were required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by and due with respect to the Business (whether or not shown on any Tax Return) have been paid. Except as set forth on Section 4.11(a) of the Disclosure Letter, the Seller Group has accrued, withheld and paid or will pay when due all Taxes required to have been withheld, contributions required to be made and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party, and all Forms W-2 and 1099 and any similar forms required in the U.S. or any other jurisdiction with respect thereto have been properly completed and timely filed or will be properly completed and timely filed by the due date.

(b)          Except as set forth on Section 4.11(b) of the Disclosure Letter, there is no dispute or claim concerning any Tax liability of more than $200,000 relating to the Business either (A) claimed or raised by any authority in writing or (B) as to which Seller has Knowledge.

(c)          Except as set forth on Section 4.11(c) of the Disclosure Letter, other than Permitted Liens, there are no Liens for Taxes on any of the Transferred Assets.

4.12         Real Property.

(a)          Section 4.12 of the Disclosure Letter sets forth (i) a listing, including the common address, of each parcel of real property owned by the Seller Group and used in the operation of the Business (the “Owned Real Property”) and (ii) all leases (the “Leases”) and the address of each parcel of real property leased by the Seller Group (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). Complete and correct copies of the Leases have been provided to Buyer.

(b)          The Real Property comprises all of the material real property used or intended to be used in the operation of the Business. The Real Property and all improvements thereon are in material compliance with all applicable building, zoning, subdivision, health and safety and other Laws and all insurance requirements affecting the Real Property.

(c)          The applicable Seller Group entity designated as an owner of an Owned Real Property in each case owns a fee simple interest in and to, or is the legal owner of, such Owned Real Property, free and clear of all Liens, other than Permitted Liens and excluding environmental matters as to which Section 4.21 contains the sole and exclusive representations and warranties made by the Seller Group. All real estate Taxes and other assessments with respect to the Real Property that are due on or before the date hereof or the Closing Date are paid through the date hereof and, at Closing, the Closing Date, as applicable.

(d)          None of the Owned Real Property is subject to any lease, sublease, license, Contract or other agreement granting to any other Person any right to (including any right to acquire, lease, use, occupy, possess or enjoy) such Owned Real Property or any part thereof, subject to Permitted Liens.

(e)          (i) There does not exist any actual or, to Seller’s Knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property and no member of the Seller Group has received any written notice of the intention of any Governmental Authority or other Person to take any Owned Real Property and (ii) to Seller’s Knowledge, there does not exist any actual or threatened condemnation or eminent domain proceedings that will materially affect any Leased Real Property, and no member of the Seller Group has received any written notice of the intention of any Governmental Authority or other Person to take any Leased Real Property.

(f)          The applicable member of the Seller Group, as the case may be, is exclusively entitled to all material rights and benefits as lessee under the Leases, and has not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Real Property or the Leases to any other Person.

(g)          Each Lease is in all material respects in full force and effect and is valid and enforceable against each applicable third party in accordance with its terms, except with respect to any Enforceability Limitations.

(h)          All rental and other material payments and obligations required to be paid and performed by the Seller Group pursuant to the Leases have been duly paid and performed. The Seller Group is not in material default of any of their obligations under the Leases and, to Seller’s Knowledge, none of the landlord parties to the Leases are in default of any of their obligations under such Leases, nor, to Seller’s Knowledge, has any event occurred which with the giving of notice of passage of time, or both, would lead to a default by any tenant or landlord party under the Leases.

(i)          To Seller’s Knowledge, the use and operation of the Business on the Real Property is not in material breach of any building, zoning or other statute, by law, ordinance, regulation, covenant, restriction or official plan, and each Real Property has adequate rights of ingress and egress for the operation of the Business in the ordinary course.

(j)          To the Seller’s Knowledge, no part of any improvements situated on the Real Property materially encroach on any real property not included in the Real Property, and, to the Seller’s Knowledge, there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which materially encroach on any part of the Real Property. To the Knowledge of Seller, no existing or proposed plan to modify or realign any street or highway or any existing form of ingress or egress would result in the taking of all or any part of any facility or prevent the continued use of any facility as heretofore used in the conduct of the Business in any material respect.

4.13       Intellectual Property.

(a)          The conduct of the Business has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any material respect. Since January 1, 2011, no member of the Seller Group has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation of Intellectual Property rights (including any claim that any member of the Seller Group with respect to the Business must license or refrain from using any Intellectual Property rights of any third party in connection with the conduct of the Business). To the Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated in a material manner any Business Intellectual Property.

(b)          Section 4.13(b) of the Disclosure Letter identifies each active patent, trademark and copyright registration and pending patent and trademark application for Business Intellectual Property and identifies each material license, agreement, or other permission that the Business has granted to any third party with respect to any Business Intellectual Property (together with any exceptions). Section 4.13(b) of the Disclosure Letter also identifies each Internet domain name and any material trade name, unregistered trademark, service mark or copyright encompassed in Business Intellectual Property. With respect to each item of Intellectual Property required to be identified in Section 4.13(b) of the Disclosure Letter:

(i)          the Seller Group possesses all right, title, and interest in and to the item, free and clear of any Lien, license, option to acquire or other restriction other than Permitted Liens;

(ii)         the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)        no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)        to the Knowledge of the Seller, the item is valid, subsisting and enforceable in all material respects.

(c)          Section 4.13(c) of the Disclosure Letter identifies each material item of Intellectual Property that any third party owns and that any member of the Seller Group has a license or sublicense to use. With respect to each such item of used Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Letter:

(i)          the license, sublicense, agreement, Contract or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)         no party to the license, sublicense, agreement, Contract or permission is in material breach or default, and, to Seller’s Knowledge, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iii)        the Seller has provided Buyer with true, correct and complete copies of the license, sublicense, agreement, Contract or permission with respect to each such item of Intellectual Property; and

(iv)        the Business has not granted any sublicense, option to acquire or similar right with respect to the license, sublicense, agreement, Contract or permission.

(d)          The items listed in Sections 4.13(b) and 4.13(c) of the Disclosure Letter together with the Excluded Assets covered by the Transition License Agreement and those Excluded Assets included in subpart (e) of the definition thereof, include all material items of Intellectual Property used in the operation of the Business as currently conducted.

(e)          Section 4.13(c) of the Disclosure Letter identifies each license, sublicense, agreement, Contract, permission or option granting any material rights to Business Intellectual Property.

(f)          The Seller Group and its Subsidiaries are not subject to any outstanding order that materially restricts the use of any Business Intellectual Property.

(g)          Section 4.13(g) of the Disclosure Letter sets forth a general description of (i) all information technology systems that are included in the Transferred Assets and (ii) all such systems that are not included in the Transferred Assets.

4.14       Necessary Assets. Except as set forth on Section 4.14 of the Disclosure Letter, the assets owned, licensed or leased by the Seller Group, or to which the Seller Group otherwise have the right to use and in each case which are included in the Transferred Assets, are adequate for the conduct of the Business as currently conducted and include all buildings, machinery, equipment, property and assets, tangible and intangible, applicable to, necessary to conduct, or used in connection with, the Business as currently conducted in all material respects. Each material tangible item included in the Transferred Assets owned or leased by the Seller Group is in reasonable repair and operating condition for its intended purpose, ordinary wear and tear excepted, and is suitable for use in the ordinary course of business of the Seller Group.

4.15       Contracts. Section 4.15 of the Disclosure Letter lists the following contracts and other agreements which relate to the Business (the “Material Contracts”):

(a)          any Contract (or group of related Contracts) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(b)          any Contract (other than purchase orders) (or group of related Contracts) for the purchase of raw materials, commodities, Inventories, supplies, products, or other personal property, or for the furnishing or receipt of services, in each case, with any supplier set forth on Section 4.20(b) of the Disclosure Letter;

(c)          any Contract (other than purchase orders) for the sale of good and services with any customer set forth on Section 4.20(a) of the Disclosure Schedule;

(d)          any Contract involving a joint venture, partnership or other sharing of the profits and losses of a business venture;

(e)          any Contract under which any member of the Seller Group has granted or received most favored customer pricing provisions, rights of first refusal, rights of first negotiation, or similar rights with respect to any material product, service or Intellectual Property that is now or hereafter owned by it;

(f)          any Contract included in the Transferred Contracts containing any covenant limiting or restricting in any material respect the right or ability of Seller to engage in any business or line of business, to compete with any Person or to solicit any Person for business, employment or other purposes;

(g)          any Contract between a member of the Seller Group and any other Person related to the Business under which a member of the Seller Group has agreed to, provided, or assumed any obligation to reimburse or guaranty any material third party obligation or action;

(h)          any Contract (or group of related Contracts) under which the Business has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $250,000 or under which it has incurred a Lien on any of its assets, tangible or intangible, other than Permitted Liens;

(i)          any collective bargaining agreement, memorandum, side letter or letter of understanding between any member of the Seller Group and a labor organization;

(j)          any Contract for the employment of any individual on a full time, part time, consulting, contracting or other basis providing annual compensation in excess of $250,000 (including agreements with consultants and/or independent contractors) or requiring the Business to provide contractual severance benefits in excess of $250,000;

(k)          any Contract under which the Business has advanced or loaned any amount to any of its directors, officers, and employees outside the ordinary course of business;

(l)          any settlement Contract under which any member of the Seller Group has any ongoing material obligations, limitations or restrictions, receives any ongoing material benefits or rights or grants any material license or right to any material Intellectual Property;

(m)          any material Contract (other than purchase orders) with any Governmental Authority; or

(n)          any other Contract (other than purchase orders) not of the type described above (or group of related Contracts) the performance of which involves consideration to be paid after Closing in excess of $250,000 per annum and which are not terminable or otherwise expire within 12 months of Closing.

The Seller has delivered to Buyer a true, correct and complete copy of each written Contract listed in Section 4.15 of the Disclosure Letter and in the Seller Group’s possession (as amended to date) or, if not written or not in the Seller Group’s possession, a written summary setting forth in reasonable detail the material terms and conditions of each oral or unavailable Material Contract. With respect to each Material Contract, the Contract is legal, valid, binding, enforceable, and in full force and effect in all material respects (except with respect to any Enforceability Limitations), and, to Seller’s Knowledge, no other party is in material breach or default thereof. The applicable member of the Seller Group has materially performed, or is now materially performing, the obligations of, and has not materially breached, violated or defaulted under, or received any written or, to the Knowledge of Seller, oral notice that it is in material default under or in breach of, any of the terms or conditions of any such Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a breach, violation or default by such member of the Seller Group or, to the Knowledge of Seller, any other party thereto. To Seller’s Knowledge, as of the date hereof and except as set forth on Section 4.15 of the Disclosure Letter, there are no renegotiations of, or attempts to renegotiate under, any Material Contract, and no Person has made any written demand to any member of the Seller Group or any representative thereof for such renegotiation. To Seller’s Knowledge, no Material Contract is currently being audited by any other party and no member of the Seller Group has received any written notice that any other party wishes to audit Seller Group’s (or any member of Seller Group’s) compliance with any Material Contract.

4.16         Powers of Attorney. Except as set forth on Section 4.16 of the Disclosure Letter, there are no material outstanding powers of attorney with respect to the Business executed on behalf of any member of the Seller Group in favor of non-employees of the Business.

4.17         Litigation. Section 4.17 of the Disclosure Letter sets forth each instance in which Seller or its Affiliates (i) are subject to any outstanding material injunction, judgment, order, decree, ruling, or charge or (ii) are a party to or, are, to the Knowledge of the Seller, threatened to be made a party to any material action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Authority or arbitrator, in each case, relating to the Transferred Assets, the Assumed Liabilities, the Remaining Canadian Obligations or the Business.

4.18         Product Warranty. Except as set forth on Section 4.18 of the Disclosure Letter, substantially all of the products and services manufactured, sold, leased, and delivered by the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties offered by the Seller Group, and the Business does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, subject to reserves for claims set forth on the Most Recent Financial Statements as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Business. Section 4.18 of the Disclosure Letter includes copies of the standard terms and conditions of the Business; provided, however, that the Seller and its Subsidiaries often make changes to such terms required by customers and also from time to time accept the terms and conditions required by customers.

4.19         Product Liability. Except as set forth on Section 4.19 of the Disclosure Letter, the Business does not have any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any damage or injury to individuals or property as a result of any products or services as sold by the Business.

4.20         Customers and Suppliers.

(a)          Section 4.20(a) of the Disclosure Letter lists the twenty (20) largest customers of the Business as of December 31, 2012 (based on sales for the twelve months ended December 31, 2012). Since January 1, 2012, no customer listed on Section 4.20(a) of the Disclosure Letter has indicated in writing that it intends to stop, or materially decrease the rate of, buying materials, products or services from the Business.

(b)          Section 4.20(b) of the Disclosure Letter lists as of December 31, 2012 the twenty (20) largest suppliers from which the Business has purchased products or services relating to the Business (based on purchases for the twelve months ended December 31, 2012). Since January 1, 2012, no supplier set forth on Section 4.20(b) of the Disclosure Letter has indicated in writing that it currently (and which is unresolved) intends to stop, or materially decrease the rate of, supplying materials, products or services to the Business.

(c)          Except as set forth on Section 4.20(c) of the Disclosure Letter, no products or groups of products manufactured outside the United States for which the Seller Group (or any member of the Seller Group) has served as the importer of record are subject to any material antidumping, countervailing duty, or other trade remedy petition, investigation, administrative review, or final order, in the United States, Canada or Mexico.

4.21         Environmental.

(a)          The Business and Owned Real Property are in material compliance with all applicable Environmental Laws.

(b)          Without limiting the generality of the foregoing, the Business has obtained and is in material compliance with all Permits, licenses and other authorizations that are required pursuant to Environmental Laws for the occupancy of the Real Property and the operation of the Business.

(c)          Except as set forth on Section 4.21 of the Disclosure Letter, no member of the Seller Group has received any, nor has Knowledge of any, written or oral notice, report or other information that is outstanding or unresolved regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or the Real Property arising under Environmental Laws.

(d)          Except as set forth on Section 4.21 of the Disclosure Letter, to the Knowledge of the Seller, none of the following currently exists at any Real Property: (1) underground storage tanks, (2) friable or damaged asbestos containing material, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments or lagoons used for the treatment or storage of Hazardous Substances, buried wastes or other unregulated or unpermitted disposal areas.

(e)          Except as set forth on Section 4.21 of the Disclosure Letter, since January 1, 2007, the Business has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Substance, or owned or operated any Real Property, in each case, in a manner that has given rise to or would reasonably be expected to give rise to any actual or potential material liabilities under any Environmental Laws, including any material liability for fines, penalties, response costs, corrective action costs, investigation or monitoring costs, personal injury, property damage, natural resources damages, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, 421 U.S.C. 421 U.S.C. § 6901 et seq., each as amended or any other Environmental Laws.

(f)          The Seller has furnished to Buyer all material environmental audits, reports, and other environmental documents relating to the current use of the Real Property in connection with the Business which are in its possession or under its reasonable control.

Other than Section 4.7, the representations and warranties set forth in this Section 4.21 are the sole representations and warranties with respect to any liabilities relating to or arising under any Environmental Laws or otherwise relating to Hazardous Substances and no other representations and warranties shall be applicable thereto.

4.22         Employees.

(a)          The Seller has provided Buyer with complete and correct copies of (i) all existing retention, severance or change in control agreements or arrangements with any officer, employee or consultant of the Business, (ii) a form of offer letter used for employees of the Business since January 1, 2011, (iii) a form of all trade secret, confidentiality, non-compete, non-disclosure and invention assignment agreements used by the Business with its employees, and (iv) all material manuals and handbooks applicable to any current director, manager, officer, employee or consultant of the Business. To the Knowledge of Seller, no executive or key employee of the Business or any group of employees of the Business has any plans to terminate employment with the Seller Group.

(b)          Except as set forth on Section 4.22 of the Disclosure Letter, the Business has not experienced nor has it been threatened with any strike, slow down, work stoppage, lockout or material grievance, material claim of unfair labor practices, or other material collective bargaining dispute, or, to the Knowledge of Seller, threats of any of the foregoing, within the past three years (the “Relevant Period”), excluding collective bargaining and related discussions that resulted in adoption of collective bargaining agreements currently in effect.  The Business has not committed any material unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Business. Except as set forth on Section 4.22 of the Disclosure Letter, the Seller Group has paid in full to all employees of the Business all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

(c)          Except as set forth on Section 4.22 of the Disclosure Letter, there are no pending or, to the Knowledge of Seller, any threatened material Proceedings against any member of the Seller Group under any worker’s compensation policy or long term disability policy with respect to any employees of the Business.

(d)          As of the date of this Agreement and within the Relevant Period, no member of the Seller Group has taken any actions relating to the Business requiring notice or resulting in liability under WARN or the mass termination provisions under any applicable provincial employment standards legislation. Other than as may be required by Law or with respect to severance or retention arrangements as described in the Employee Matters Agreement or as otherwise set forth in Section 4.22(d) of the Disclosure Letter, no employee of the Business is party to any agreement with the Seller Group that would prohibit the termination of such employee at will.

(e)          As of the date of this Agreement and within the Relevant Period, the Business has no material obligation or material liability to any Person arising from being a successor employer, joint employer, or alter ego or arising from any other legal doctrine that would cause the Business to have any co-liability with or liability derived from another entity under Laws governing employment or labor relations.

4.23         Employee Benefit and Pension Plans.

(a)          Section 4.23(a) of the Disclosure Letter contains an accurate and complete list of each Employee Plan. Seller has provided or made available to Buyer, to the extent applicable with respect to each Employee Plan, true, correct and complete copies of: (i) the plan document or agreement, including any amendments (or a written description of any unwritten Employee Plan which accurately describes all material provisions of such Employee Plan); (ii) any trust agreement, insurance contract, or any other funding vehicle or service agreement; (iii) any summary plan description and summary of material modifications; (iv) the most recent IRS determination letter, if applicable; (v) Form 5500 reports (including applicable schedules and attachments thereto) filed for the last three plan years or, in the case of a Foreign Plan that will be assumed by Buyer, such similar report, statement or information return required to be filed with, or delivered to, any Government Authority having jurisdiction with respect to such Foreign Plan and (vi) the most recent financial statements, the most recent actuarial valuation report and current funding and investment information related thereto. Seller has also provided or made available to Buyer a true, correct and complete copy of any employee handbook applicable to the Business employees.

(b)          Except as set forth on Section 4.23(b) of the Disclosure Letter, the Seller Group does not have, and is not subject to, any material present or future obligation or material liability that would be included in the Assumed Liabilities or the Remaining Canadian Obligations under any Employee Plan, other than obligations for payment not yet due with respect to statutory benefit plans including the Canada Pension Plan, Quebec Pension Plan or other statutory Foreign Plans and plans administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation.

(c)          (i) Each Employee Plan has been operated and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws; (ii) there has been no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Employee Plan; (iii) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the IRS with respect to its qualified status under the Code, and to the Knowledge of Seller no event has occurred since the date of such determination letter or condition exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Employee Plan or its related trust; (iv) to the Knowledge of Seller each Foreign Plan required to be registered or approved by a Governmental Authority has been so registered and approved and has been maintained in good standing in accordance with applicable Laws and, if intended to qualify for special tax treatment, to the Knowledge of Seller is in compliance with the requirements for such treatment, (v) there is no pending or, to the Knowledge of Seller, threatened audit or investigation by any Governmental Authority or any claim (other than routine claims for benefits in the ordinary course) or action against or involving any Employee Plan; and (vi) all contributions, premiums and other payments required to have been paid under or with respect to any Employee Plan attributable to the periods up to the Closing have been timely paid.

(d)          (i) Each Employee Plan established for employees in the United States that is a pension plan (each such plan, a “U.S. Pension Plan”) has been funded in accordance with the requirements of such plans based on reasonable actuarial assumptions and applicable Law.  Based on such reasonable actuarial assumptions, there is no unfunded liability or solvency deficiency under any such U.S. Pension Plan except as set forth on Section 4.23(d) of the Disclosure Letter.  Except as set forth on Section 4.23(d) of the Disclosure Letter, no changes have occurred since the date of the most recent actuarial report provided to the Buyer in respect of such U.S. Pension Plans which makes such report misleading in any material respect and, since the date of such report, the Business has not made or granted or committed to make or grant any material benefit improvements to which members of the U.S. Pension Plans are or may become entitled which are not reflected in such actuarial report; and (ii) each Canadian Pension Plan, has been funded and all required contributions remitted in accordance with the requirements of such Plans, applicable Law, and, where applicable, the most recent actuarial valuation filed with the appropriate Governmental Authority. With respect to each Canadian Pension Plan that provides defined benefits, based on the most recently filed actuarial valuation, there is no unfunded liability or solvency deficiency (as at the date of such actuarial valuation) except as disclosed in Section 4.23(d) of the Disclosure Letter. Since the date of the most recent actuarial valuation provided to the Buyer, the Business has not made or granted or committed to make or grant any material benefit improvements to which members of the Canadian Pension Plans are or may become entitled which are not reflected in the Plan descriptions provided to the Buyer and, where applicable, such actuarial report. To the knowledge of Seller, no other changes (excluding changes in general economic conditions) have occurred since the date of the most recent actuarial report provided to Buyer which make such report misleading in any material respect.

(e)          Except as set forth in Section 4.23(e) of the Disclosure Letter, (i) none of the Employee Plans is a “multiple employer plan” (within the meaning of Section 413(c) of the Code); and (ii) no member of the Seller Group nor any of their ERISA Affiliates contribute to, or has an obligation to contribute to, a Multiemployer Plan with respect to the employees of the Business or other Governmental Authority or plan in connection with any Employee Plan or other employee benefit plan. No event has occurred and no condition exists with respect to any Employee Plan, any employee benefit plan maintained or contributed to by an ERISA Affiliate of any member of the Seller Group or any employee benefit plan previously maintained or contributed to by any member of the Seller Group or any of their ERISA Affiliates which could reasonably be expected to subject Buyer, or any of its officers, directors, employees, agents or affiliates, directly or indirectly to any material tax, penalty, fine or other liability, which could reasonably be expected to result in the imposition of any material Lien on the assets of the Business.

(f)          Except as set forth in Section 4.23(f) of the Disclosure Letter, neither the execution of this Agreement or any Ancillary Agreement nor the consummation of the Transactions, will (i) increase in any material respect the amount of benefits otherwise payable under any Employee Plan or agreement with any employee of the Business, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, director, or consultant of the Business, or (iv) result in any payment that would not be deductible as an excess golden parachute payment under Section 280G of the Code.

(g)          No Employee Plan or agreement with any Employee of the Business assumed by any member of the Buyer Group, as applicable, pursuant to the Employee Matters Agreement provides for a deferral of compensation that could be subject to the taxes imposed by Section 409A of the Code.

(h)          Except as disclosed in Section 4.23(h) of the Disclosure Letter, each Employee Plan assumed by any member of the Buyer Group, as applicable, in accordance with the terms of the Employee Matters Agreement may be amended or terminated in any manner and at any time, without the consent of any person covered by such Employee Plan and without any further liability for benefits that maybe accrued or expenses that may be incurred after the date of such termination or amendment, other than benefits that may be required under the terms of such Employee Plan or benefits required under Section 4980B of the Code, Canadian pension standards legislation or Canadian employment standards legislation.

4.24         Certain Business Relationships with Seller and its Subsidiaries. During the past twelve (12) months neither the Seller nor any of its Affiliates has purchased or received on a commercial basis any products or services from, or sold or provided any products or services to, the Business, other than the provision of management services typically provided by a parent company, such as tax, finance, treasury, human resources, information technology, risk management, legal and similar services.

4.25         Restrictions on Doing Business. Except as disclosed in Section 4.25 of the Disclosure Letter, neither Seller nor any Affiliate thereof is a party to or bound by any Contract or commitment which would restrict or limit the rights of the Business to carry on or compete in any business or activity or to solicit business from any Person or in any geographical area or otherwise to conduct the Business as currently conducted and as proposed to be conducted, in each case, in any material respect.

4.26         Excise Tax Registration. Barnes Canada is duly registered under Subdivision (d) of Division V of Part IX of the Canadian Excise Tax Act with respect to the goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales tax, and its registration numbers are GST/HST 100609403RT0001 and QST 1009445630TQ0001.  Barnes Canada is a resident of Quebec for purposes of the Quebec sales tax.

4.27         Corrupt Practices. None of Seller or any other member of the Seller Group, in respect of the Business, nor to the Knowledge of Seller, their respective agents, representatives or any other Person otherwise acting for or on behalf of Seller or the Seller Group in respect of the Business, has directly or indirectly made any improper contribution, gift, bribe, payoff, influence payment, kickback, or other similar payment to any Person, private or public, regardless of what form, whether in money, property, or services, (a) to obtain favorable treatment for business or Contracts secured, (b) to pay for favorable treatment for business or Contracts secured, (c) to obtain special concessions or for special concessions already obtained, or (d) in violation of any legal requirement. Without limiting the foregoing, none of Seller or any other member of the Seller Group with respect to the Business has maintained any programs pursuant to which employees of any member of the Seller Group’s customers have received cash or other personal benefits in return for ordering merchandise from the Seller Group.

4.28         Canadian Investment Canada Act. As of the Closing Date, the value, calculated in the manner prescribed by the Canadian Investment Canada Act, of the Transferred Assets used in carrying on the Business in Canada does not exceed the thresholds applicable to “WTO investors” under Section 14.1 of the Canadian Investment Canada Act and, to the Knowledge of Seller, the Transferred Assets used in carrying on the Business in Canada do not include a “cultural business” as that term is defined in section 14.1(6) of the Canadian Investment Canada Act. To the Knowledge of Seller, Seller has not received a written request, notice or order issued by the Canadian Minister of Industry pursuant to section 25.2(3), 25.3(2) or 25.4(2) of the Canadian Investment Canada Act relating to the Transferred Assets used in carrying on the Business in Canada.

Except for the representations and warranties set forth in Article IV OF THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, neither SELLER, ITS SUBSIDIARIES nor any other Person makes any other representations or warranties, written or oral, statutory, express or implied, with respect to THE TRANSFERRED ASSETS, the Business OR THE operations, assets, liabilities, condition (financial or otherwise) or prospects of the business or the negotiation, execution, delivery or performance of this Agreement OR ANY OF THE ANCILLARY AGREEMENTS by SELLER MORE SPECIFICALLY, Except for the representations and warranties set forth in Article IV OF THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT, Seller and ITS SUBSIDIARIES DO NOT MAKE OR PROVIDE, AND BUYER GROUP HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE ASSETS OF THE business, THE transferred ASSETS OR ANY PART THEREOF.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, as of the date of this Agreement and as of the Closing Date:

5.1           Corporate Existence. Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of New York and each member of the Buyer Group, as applicable, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions.

5.2           Authorization of Transaction. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its respective obligations hereunder and thereunder and the consummation of all of the Transactions have been duly and validly authorized by all requisite acts or proceedings of each member of the Buyer Group, as applicable, and each member of the Buyer Group has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement and the Ancillary Agreements to which it is a party have been (or, in the case of such agreements to be executed after the date hereof and at or prior to Closing, will be) duly executed and delivered by each member of the Buyer Group party thereto, and, assuming due authorization, execution and delivery hereof and thereof by each applicable member of the Seller Group, constitute (or, in the case of such agreements to be executed after the date hereof and at or prior to the Closing, will constitute) a valid and binding obligation of each such member of the Buyer Group, enforceable in accordance with its terms, except as the same may be limited by any Enforceability Limitations.

5.3           Non Contravention. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative Proceeding is pending or, to the Knowledge of Buyer, overtly threatened in writing against any member of the Buyer Group which would reasonably be expected to enjoin or materially delay the Transactions. Except as required by Antitrust/Competition Laws or the post-closing notification required under the Canadian Investment Canada Act, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with any Governmental Authority or of any third party, is or has been required on the part of Buyer Group in connection with the execution and delivery of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the Transactions, except for such consents, approvals, orders or authorizations of, licenses or permits, filings, registrations, declarations or notices the failure of which to obtain or make would not reasonably be expected to have a Buyer Material Adverse Effect or which have been obtained.

5.4           Finders; Brokers. No member of the Buyer Group is a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement for which Seller or any of its respective Affiliates will be liable.

5.5           Litigation. There is no pending or, to the Knowledge of Buyer, overtly threatened legal or administrative Proceeding, against any member of the Buyer Group which would reasonably be expected to adversely affect the legality, validity or enforceability of this Agreement, the Ancillary Agreements to which it is a party or the consummation of the Transactions.

5.6           Adequacy of Funds. Buyer has adequate financial resources to satisfy its monetary and other obligations under this Agreement and the Ancillary Agreements, including the obligation to pay the Purchase Price in accordance herewith.

5.7           Due Diligence and Independent Investigation.

(a)          The Buyer Group has conducted such investigations of the Transferred Assets, Assumed Liabilities and the Business as it deems necessary and appropriate, and has received all of the information that it has requested from Seller and its advisors in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation or the Transactions.

(b)          In making the decision to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions, other than reliance on the representations and warranties contained in ARTICLE IV of this Agreement and the Ancillary Agreements, Buyer acknowledges and agrees that the Buyer Group has relied solely on its own independent investigation, analysis and evaluation of the Transferred Assets, Assumed Liabilities and the Business (including Buyer’s own estimate and appraisal of the value of the Transferred Assets, the Business, and the financial condition, operations and prospects of the Transferred Assets and the Business). The representations and warranties of Seller and other members of the Seller Group set forth in ARTICLE IV of this Agreement and the Ancillary Agreements constitute the sole and exclusive representations and warranties of Seller and its Subsidiaries to Buyer Group in connection with the Transactions, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities or the quality, quantity or condition of the Transferred Assets) are specifically disclaimed by Seller and its Affiliates. Seller and its Affiliates do not make or provide, and Buyer hereby waives, any warranty or representation, express, implied, at common law, by statute or otherwise relating to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Transferred Assets or any part thereof or the accuracy, completeness or materiality of any information, data or other materials (written or oral) heretofore furnished to Buyer and its representatives by or on behalf of Seller and its Affiliates.

(c)          Without limiting the foregoing, neither Seller nor its Affiliates are making any representation or warranty to Buyer Group with respect to any financial projection or forecast relating to the Transferred Assets or the Business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Business or any subset thereof. With respect to any projection or forecast delivered on behalf of Seller to Buyer or its representatives, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) Buyer Group is familiar with such uncertainties, (iii) Buyer Group is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) Buyer Group shall have no claim against Seller or its Affiliates with respect thereto.

5.8            Excise Tax Registration. Each member of the Buyer Group that will acquire any Transferred Asset or assume any Assumed Liability with respect to the operations of the Business in Canada will prior to the Closing be duly registered under Subdivision (d) of Division V of Part IX of the Canadian Excise Tax Act with respect to the goods and services tax and harmonized sales tax.

5.9           Canadian Investment Canada Act. To the Knowledge of Buyer, Buyer has not received a written request, notice or order issued by the Minister pursuant to section 25.2(3), 25.3(2) or 25.4(2) of the Canadian Investment Canada Act relating to the Transferred Assets used in carrying on the Business in Canada.

ARTICLE VI

AGREEMENTS OF THE PARTIES

6.1           Operation of the Business. Except as contemplated by this Agreement or the Employee Matters Agreement (such exceptions and disclosed matters herein referred to as “Permitted Transactions”), from the date hereof until the earlier of the Closing and the termination of this Agreement, Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts (i) to continue, in a manner consistent with the past practices of the Business, operating and conducting the Business in the ordinary course in all material respects, (ii) to maintain and preserve intact its current Business organization, operations, assets, properties and franchises in all material respects, and (iii) not to take any of the following actions in connection with or on behalf of the Business without the prior written approval of Buyer (which approval shall not be unreasonably withheld, conditioned or delayed):

(a)          sell, lease, transfer or otherwise dispose of or encumber or place a Lien on (other than Permitted Liens) any of the material assets of the Business, other than in the ordinary course of business;

(b)          cancel any material debts or waive any material claims or rights pertaining to the Business, except in the ordinary course of business;

(c)          grant any increase in the compensation of officers or employees of the Business or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any employee of the Business, except for increases, changes or payments (i) in the ordinary course of business and consistent with past practice, (ii) pursuant to Contracts or employee benefit plans in effect as of the date hereof, or (iii) as required by Law;

(d)          except as required by applicable Law or the terms of any employee benefit plan as in effect on the date of this Agreement, establish, adopt, or become a party to any new employee benefit or compensation plan or program or amend or waive any material provision under or terminate any employee benefit plan;

(e)          except in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money other than (i) indebtedness to an Affiliate incurred in the ordinary course of business, and (ii) other indebtedness for borrowed money that is not material to the results of operations or financial condition of the Business or which otherwise would not be an Assumed Liability or Remaining Canadian Obligation;

(f)          make any investment or acquisition either by purchase of stock or securities, contributions to capital, property transfers, merger or purchase of all or any significant portion of the property or assets of any other individual, corporation or other entity, other than in the ordinary course of business;

(g)          implement or adopt any material change in the financial accounting principles, practices or methods of the Business, other than as may be required by applicable Law, GAAP or regulatory guidelines;

(h)          except in the ordinary course of business, make loans or advances on behalf of or for the Business to any Person that would be an Assumed Liability or Remaining Canadian Obligation; or

(i)          agree, whether in writing or otherwise, to do any of the foregoing.

6.2           Mutual Cooperation; No Inconsistent Action; Regulatory Actions.

(a)          Subject to the terms and conditions of this Agreement, Seller and Buyer shall cooperate with each other and use their reasonable best efforts to promptly take or cause to be taken all appropriate actions, and do or cause to be done all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as soon as practicable.

(b)          Each of Buyer and Seller will use its reasonable best efforts to: (i) file, as soon as practicable (and in no event later than five (5) Business Days after the date hereof), all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the Transactions; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Each of Buyer and Seller will use its reasonable best efforts to facilitate obtaining any Regulatory Approvals consistent with this Agreement and/or to remove any impediment to the consummation of the transactions contemplated by this Agreement. Each of Buyer and Seller will use its reasonable best efforts to furnish or cause to be furnished all information in connection with the Regulatory Approvals. In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and similar or comparable filings which are required under the Antitrust/Competition Laws of other jurisdictions with respect to the Transactions contemplated hereby (which shall include therein a request for early termination) as promptly as practicable, and in any event within five (5) Business Days, and thereafter make any other required submissions with respect to the Transactions contemplated hereby under the HSR Act and under the applicable Antitrust/Competition Laws of other jurisdictions, and shall take all other actions reasonably necessary, proper or advisable to obtain all Regulatory Approvals as soon as practicable. Each of Buyer and Seller will advise the other Party promptly of any material communication between such Party or any of its Affiliates and the Federal Trade Commission (the “FTC”), the U.S. Department of Justice (the “DOJ”), any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such Party proposes to make or enter into with the FTC, the DOJ, any state attorney general or any other Governmental Authority in connection with the transactions contemplated by this Agreement. Each of Buyer and Seller shall consult with the other in advance of any material meetings or communication (whether in person or otherwise) with the FTC, the DOJ, any state attorney general or any other Governmental Authority in connection with the transactions contemplated by this Agreement.

(c)          Notwithstanding anything herein to the contrary, the Buyer Group shall not be required to propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of any of its assets, properties or businesses or any of the Transferred Assets or the Business. The Parties shall use their reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Parties from expeditiously closing the transactions contemplated by this Agreement.

(d)          Subject to applicable Laws relating to the exchange of information, the Parties shall have the right to review in advance, and to the extent practicable each will consult the other regarding, all the information relating to the Party, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

6.3           Public Disclosures. Except as set forth below in this Section 6.3, no publicity release or announcement concerning this Agreement on the Transactions shall be made without advance written approval thereof from Buyer and Seller, which shall not be unreasonably withheld, conditioned or delayed. The Buyer and Seller agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. The Buyer and Seller shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 6.3 shall prevent (a) any Party, upon the reasonable advice of counsel, from furnishing at any time any information to any Governmental Authority or from making any disclosures required under applicable Law, including the Exchange Act, as amended, or under the rules and regulations of any national securities exchange on which such Party’s shares of capital stock are listed or (b) any Party from furnishing any information concerning the transactions contemplated hereby to such Party’s stockholders, Affiliates or representatives who have a “need to know” such information and who agree to treat such information on a confidential basis and as if they were parties to the Non-Disclosure Agreement.

6.4           Access.

(a)          From the date hereof until the earlier of the Closing or termination of this Agreement, upon reasonable notice, Seller shall, and shall cause its Subsidiaries to, furnish to the representatives of Buyer such additional financial and operating data and other material information regarding the Business (or copies thereof) as Buyer may from time to time reasonably request; provided, however, that any such furnishing of information shall be conducted during normal business hours, and in such a manner as not to interfere with the normal operations of the Business; provided, further, that any requests by Buyer for such furnishing of information shall be made in writing to Seller’s General Counsel (such requests not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws (including applicable Antitrust/Competition Laws), fiduciary duty or binding agreement entered into prior to the date hereof, (iii) disrupt or jeopardize any material customer or vendor relationship or (iv) include Tax information pertaining to Seller or its Affiliates that is not related to the Business.

(b)          From and after the Closing Date, each Party shall, and Buyer shall cause the Business to, retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Transferred Assets, Assumed Liabilities and the Business in such Party’s or its Affiliates’ possession (the “Books and Records”) for seven (7) years or for such longer period as may be required by Law.

(c)          From and after the Closing Date, the Parties shall allow each other, and Buyer shall, and shall cause its Affiliates to, allow Seller, its Affiliates and their respective representatives, reasonable access to the Books and Records and to personnel having knowledge of the whereabouts and/or contents of the Books and Records, during normal business hours for legitimate non-competitive business reasons, including all information required to calculate and verify the amounts set forth in the preparation of Seller’s Tax Returns and to facilitate the investigation, litigation, defense and final disposition of any Proceedings that may have been or may be made against any Party or its Affiliates. Each Party shall be entitled to recover its out-of-pocket costs (including copying costs) incurred in providing such Books and Records to the other Party. All such information accessed by Seller, its Affiliates and their respective representatives shall be considered to be included in the definition of “Confidential Information” and governed by Section 6.14. Buyer shall cause its Affiliates to, hold in confidence all confidential information identified as such by, and obtained after the Closing from, the disclosing Party, any of its officers, agents, representatives or employees; provided, however, that information that (i)  was in the public domain other than as a result of a breach of this Agreement; (ii) is required by law to be disclosed pursuant to any oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which Buyer or any of its Affiliates lists securities, or pursuant to any applicable Law, or (iii) disclosed by Buyer or any of its Affiliates that is reasonably necessary for Buyer or any of its Affiliates to exercise its rights or satisfy and perform its covenants and obligations under this Agreement or any of the Ancillary Agreements, in each case shall not be deemed to be confidential information. If Buyer or any of its Affiliates is requested or required by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which Buyer or any of its Affiliates lists securities or pursuant to any applicable Law, to disclose any confidential information, then Buyer shall provide Seller with prompt written notice of such request or requirement so that Seller may seek a protective order or other remedy in respect of such disclosure. If such a protective order or other remedy is not obtained by or is not available to Seller, then Buyer and its Affiliates shall use commercially reasonable efforts to ensure that only the minimum portion of such confidential information that is legally required to be disclosed is so disclosed, and Buyer and its Affiliates shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such confidential information. In addition, the Parties agree that confidential information may only be used for the purpose for which it was supplied.

(d)          Each Party agrees to consult in good faith and cooperate with the other Party and its representatives, advisors and employees, including by making its employees and advisors available to the other Party as reasonably requested, in the closing of the Seller Group’s books and records with respect to the Business as of the Closing Date in accordance with Seller’s regular closing schedule and procedures.

(e)          From the date hereof until the date which is 30 days from the date hereof (provided that Seller has complied with its obligations under this Section 6.4(e)), upon reasonable advance notice from the Buyer, Seller shall, and shall cause each of its Subsidiaries to, cooperate with Buyer and use commercially reasonable efforts to permit Buyer and its environmental consultant, at mutually agreed upon dates and times, to have reasonable nonexclusive access to the properties listed on Schedule 6.4(e) and to the extent of any such leased property, the portion of the property to which Seller or its Subsidiary has the right to occupy or access (subject to the last sentence of this Section 6.4(e), “Phase I Properties”), for the limited purpose of undertaking, at Buyer’s sole cost and expense, ASTM E1527-05 Phase I Environmental Site Assessments and all other comparable environmental site assessments (together, subject to the last sentence of this Section 6.4(e), the “Phase I Assessments”), provided however, Buyer and its environmental consultant shall not unreasonably interfere with the operations of Seller and its Subsidiaries or undertake any invasive or destructive testing on the Phase I Properties and, provided further that Buyer agrees to provide, prior to Closing, copies of all reports prepared by Buyer’s environmental consultant on the Phase I Properties. Notwithstanding the list of Phase I Properties on Schedule 6.4(e), if after Seller’s commercially reasonable efforts, Buyer and its environmental consultant are not allowed reasonable access to any Leased Real Properties by any such Leased Real Properties’ lessors and are not able to complete Phase I Assessments for any of such Leased Real Properties, then such Leased Real Properties shall not be deemed to be Phase I Properties. Buyer and Seller shall reasonably cooperate with any environmental consultant engaged by Buyer in order to timely complete the Phase I Assessments. Notwithstanding anything herein to the contrary, in order to be included as a Phase I Assessment, a Phase I Assessment must be completed within thirty (30) days of the date hereof (provided that Seller has complied with its obligations under this Section 6.4(e)) and any Phase I Property with respect to any such Phase I Assessment that is not completed in such thirty (30) day period (provided that Seller has complied with its obligations under this Section 6.4(e)) shall no longer be deemed a Phase I Property.

6.5           Update to Disclosure. Between the date of this Agreement and the Closing, Buyer shall promptly inform Seller in writing of any material variances discovered by Buyer or its representatives in the representations and warranties of Seller contained in this Agreement and disclosures related thereto in the Disclosure Letter. Prior to the Closing Date, Seller shall have the right to update the Disclosure Letter (the “Updated Schedules”) but only with respect to a matter arising after the date hereof but prior to the Closing and which, to the Seller’s Knowledge, did not exist in such condition as of the date hereof, which would result in the condition set forth in Section 7.2(a) or 7.2(c) not being satisfied. If Buyer receives such Updated Schedules from Seller, then Buyer shall have the right to (a) terminate this Agreement pursuant to Section 10.1(c)(i) within five (5) Business Days of receipt thereof, or (b) proceed with the Closing, provided that upon the Closing, Buyer shall be deemed to have waived all claims against Seller, including all indemnity claims pursuant to ARTICLE IX, for all such matters set forth in such Updated Schedules.

6.6           Non-Competition.

(a)          For a period beginning on the Closing Date until the date which is five (5) years after the Closing Date (the “Restricted Period”), Seller will not, and will cause its Subsidiaries not to, directly or indirectly, for itself or on behalf of or in conjunction with any third party, own, manage, operate, control hold any interest in, engage or participate in any manner with the ownership, management, operation or control of any Person or business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in, or otherwise competes with, the Business in the United States of America, Canada or Mexico. The activities of the Business as presently conducted are referred to in this Agreement collectively as the “Seller Competitive Activities.”

(b)          Notwithstanding the foregoing, and for the avoidance of doubt, the activities of (i) Associated Spring, (ii) Associated Spring Raymond, (iii) aerospace, (iv) Hänggi stamping and fineblanking technology, (v) nitrogen gas spring and press tools, (vi) Seeger-Orbis or (vii) Synventive molding solutions. as conducted on the date hereof shall not be deemed to be Seller Competitive Activities.

(c)          Notwithstanding the provisions of Section 6.6(a), commencing no earlier than twelve (12) months after the Closing Date the acquisition (by asset purchase, stock purchase, merger, consolidation or otherwise) by Seller or any of its Affiliates of the stock, business or assets of any Person that at the time of such acquisition is engaged in Seller Competitive Activities, and the continuation of such Seller Competitive Activities following such acquisition shall not be in breach of the terms of this Section 6.6 if: the portion of the revenues of such Person and its subsidiaries on a consolidated basis for the fiscal year ending prior to the date of such acquisition that is attributable to Seller Competitive Activities by such Person and its subsidiaries (“Seller Competitive Revenues”) account for less than twenty percent (20%) of the revenues of such Person and its subsidiaries on a consolidated basis for such fiscal year; and, reasonably promptly after the acquisition thereof, Seller offers, or causes its Affiliates to offer the portion of such business or assets that represent Seller Competitive Activities to Buyer and negotiates in good faith with Buyer as to the terms and conditions of Buyer’s purchase of such business and assets, provided that (A) if Buyer notifies Seller in writing that it is unwilling to purchase such business or assets, or (B) if following such good faith negotiations, the Parties are unable to reach agreements on the terms of such a purchase, Seller promptly uses its commercially reasonable efforts to sell such business or assets, including by actively marketing the business or assets on commercially reasonable terms, but, in any event, causes such sale within twelve (12) months of the acquisition thereof.

(d)          Nothing in this Section 6.6 will restrict or prevent Seller or any of its Affiliates from maintaining and/or undertaking passive investments in Persons primarily engaged in Seller Competitive Activities so long as the aggregate interest represented by such investments does not exceed five percent (5%) of any class of the outstanding equity or debt securities of any such Person.

6.7           Covenant Not to Solicit. During the Restricted Period, Seller will not and will not permit any of its Affiliates to hire or engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with (a) any of the officers or management employees of the Business as of the date hereof, (b) any sales, sales support or sales management employee of the Business as of the date hereof, or (c) any direct report to the President of the Business as of the date hereof. Nothing in this Section 6.7 prevents Seller and its Affiliates from (i) general solicitations that are not directed specifically to these employees (but the hiring of any of these employees of the Business is still prohibited unless the prior written consent of Buyer has been obtained) or (ii) hiring any employee whose employment was terminated by Buyer or its Affiliates.

6.8           Enforcement.

(a)          The Parties agree that the covenants in Section 6.6 impose a reasonable restraint on Seller and its Affiliates in light of the activities and operations of the Business on the date of the execution of this Agreement.

(b)          Seller acknowledges and agrees that (i) the provisions of Sections 6.6, 6.7 and 6.14 are reasonable and necessary to protect the legitimate business interests of Buyer, (ii) any breach by Seller of any of its covenants contained in any of Sections 6.6, 6.7 or 6.14 would result in irreparable injury to Buyer, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (iii) the remedies at law for any such breach may not be reasonable or adequate compensation to Buyer for such breach. Accordingly, notwithstanding any other provision of this Agreement, if Seller, directly or indirectly, breaches any of its covenants or obligations under any of Sections 6.6, 6.7 or 6.14, then, in addition to any other remedy which may be available to Buyer at law or in equity, Buyer shall be entitled to seek injunctive relief against the breaching Party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm.

(c)          If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.6 or Section 6.7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closer to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.9           Agreements Regarding Tax Matters.

(a)          To the extent that any real and personal property Taxes are imposed on the Transferred Assets for a Straddle Period, such Taxes (to the extent not included in the Closing Net Working Capital) shall be prorated between the Seller Group and the Buyer Group pursuant to this Section 6.9(a) in the following manner: the amount apportioned to the Seller Group shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period; and the amount not apportioned to the Seller Group in the foregoing shall be apportioned to Buyer Group. If any such Tax was not included in the Closing Net Working Capital, the Seller Group shall pay its apportioned amount to the Buyer within thirty (30) days after receipt of the Tax bill for such Straddle Period. All refunds of real and personal property Taxes received with respect to the Transferred Assets apportioned to a Party pursuant to this Section 6.9(a) shall be the property of such Party, and any such refunds received by the other Party shall be remitted to the Party within ten (10) business days of receipt by such other Party.

(b)          Any applicable sales, use, transfer, stamp, stock transfer, real property transfer or similar Taxes that are, or become due and payable as a result of the Transactions (“Transfer Taxes”) will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The Parties will timely cooperate with each other in minimizing the amount of any Transfer Taxes to the extent permitted by applicable Law (including the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction or exemption from any such Transfer Taxes). To the extent permitted under subsection 167(1) of Part IX of the Canadian Excise Tax Act, section 75 of the Quebec Sales Tax Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged Tax, the applicable member of the Buyer Group and Barnes Canada shall jointly elect that no Tax be payable with respect to the purchase and sale of Transferred Assets by Barnes Canada under this Agreement. The applicable member of the Buyer Group and Barnes Canada shall make such election(s) in prescribed form containing prescribed information and the applicable member of the Buyer Group shall, on a timely basis, file such election(s) in compliance with the requirements of the applicable legislation. Buyer shall indemnify and save harmless Barnes Canada from and against any such Tax imposed on Barnes Canada as a result of any failure or refusal by any Governmental Authority to accept any such election.

(c)          In accordance with the requirements of the Canadian Income Tax Act, the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, applicable member of the Buyer Group and Barnes Canada shall make and file, in a timely manner a joint election(s) to have the rules in section 22 of the Canadian Income Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial tax legislation, apply in respect of the debts of Barnes Canada that are the subject of such election, and shall designate therein that portion of the Purchase Price and Assumed Liabilities allocated to such debts in accordance with the procedures set out in Section 2.3 of this Agreement as the consideration paid by the applicable member of the Buyer Group to Barnes Canada. The applicable member of the Buyer Group and Barnes Canada shall prepare and file their respective Income Tax Returns in a manner consistent with such election.

(d)          In accordance with the requirements of the Canadian Income Tax Act, the regulations thereunder, the administrative practice and policy of the Canada Revenue Agency and any applicable equivalent or corresponding provincial or territorial legislative, regulatory and administrative requirements, the applicable member of the Buyer Group and Barnes Canada shall make and file, in a timely manner a joint election(s) to have the rules in subsection 20(24) of the Canadian Income Tax Act, and any equivalent or corresponding provision under applicable provincial or territorial Tax legislation, apply to the obligations of Barnes Canada in respect of undertakings which arise from the operation of the Business and to which paragraph 12(1)(a) of the Canadian Income Tax Act applies. Buyer and Barnes Canada acknowledge that Barnes Canada is transferring assets to the applicable member of the Buyer Group which have a value equal to the elected amount as consideration for the assumption by the applicable member of the Buyer Group of such obligations of Barnes Canada. The applicable member of the Buyer Group and Barnes Canada shall prepare and file their respective Income Tax Returns in a manner consistent with such election.

6.10         Certain Real Property Matters.

(a)          At Closing, Buyer shall reimburse Seller or one of its Subsidiaries, as designated by Seller prior to Closing, in immediately available funds for an amount equal to the total of any and all security deposit monies then being held by the landlords under each Lease (collectively, the “Lease Deposits”) to the extent any such amounts are not included in the Closing Net Working Capital. In the event that any landlord under a Lease holds a letter of credit or other similar instrument (each, a “Lease Security Instrument”) as security for performance of the tenant’s obligations under such Lease, Buyer shall promptly and, in any event, within thirty (30) days following the Closing Date, cause each and every such Lease Security Instrument to be canceled and returned to Seller. Seller shall deliver a written description of each Lease Deposit and Lease Security Instrument to Buyer at least five (5) Business Days prior to Closing.

(b)          At Seller’s sole cost and expense, Buyer shall promptly and, in any event, within sixty (60) days following the Closing Date remove, or cause to be removed, from the Real Property any and all identification signage including signs, windows or door lettering, placards, decorations or advertising media of any type (collectively, the “Seller Signage”) relating to the Seller Group or containing any intellectual property of the Seller Group other than the rights of the Seller Group (if any) which were transferred to Buyer pursuant to this Agreement. Buyer shall use its commercially reasonable efforts to minimize any damage to the Seller Signage in connection with the removal of same, and following such removal, Buyer shall promptly notify Seller of such removal and deliver all such Seller Signage to Seller at such location as may be specified by Seller, unless Seller provides a written request to Buyer for Buyer to promptly destroy such Seller Signage and dispose of same in accordance with applicable Law.

(c)          Seller has provided Buyer with its most recent surveys, title policies and title reports, which relate to the Owned Real Property and are in Seller’s possession and control. Seller shall reasonably cooperate with Buyer in connection with ordering and obtaining updated surveys and title commitments, and the issuance of policies of title insurance in connection therewith, for each Owned Real Property at or prior to Closing. All survey and title policy charges, including any endorsements thereto, and any loan policies and endorsements required by Buyer’s lender, if any, shall be at Buyer’s sole cost and expense.

(d)          Immediately following the Closing (but in no event later than three (3) Business Days after the Closing Date), the applicable member of the Seller Group shall deliver written notice to the landlord under the China Lease terminating the China Lease as of the earliest possible date. The Seller shall be responsible for causing the applicable member of the Seller Group to pay all costs and expenses related to the termination of the China Lease. The Buyer shall reimburse the Seller for any such costs and expenses including the termination fee and any liquidated damages and expenses rightfully charged by the landlord under the China Lease, in cash, promptly following receipt by the Buyer of written documentation therefor, including, from the landlord under the China Lease detailing such termination fee. The Seller shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize all such damages, fees and expenses of the China Lease.

6.11         Buyer Non Solicit. From the date hereof until the earlier of (i) the Closing Date and (ii) the date which is one hundred eighty (180) days after the date this Agreement is terminated as set forth in ARTICLE X below, Buyer will not and will cause each of its Subsidiaries not to employ or solicit for employment the following: (a) any of the officers or management employees of Seller and its Subsidiaries with whom Buyer has had direct contact as a result of its consideration of a possible transaction, or (b) any sales, sales support or sales management employee of the Business or any direct report to the President of the Business; provided, however, that the foregoing restrictions shall not apply to the employment or solicitation for employment of any of the foregoing Persons pursuant to the Employee Matters Agreement. Nothing in this Section 6.11 prevents Buyer from (i) general solicitations that are not directed specifically to these employees (but the hiring of any of these employees other than pursuant to the Employee Matters Agreement is still prohibited unless the prior written consent of Seller has been obtained) or (ii) hiring any employee whose employment was terminated by Seller.

6.12         Assumption of Remaining Canadian Obligations. From and after the Closing Date and conditional upon Closing, the Buyer agrees to pay, satisfy and be responsible for the Remaining Canadian Obligations.

6.13         Exclusivity. From the date hereof until termination of this Agreement (the “Exclusivity Period”), Seller will not (and will instruct its representatives, investment bankers and any other person acting on its behalf, not to), directly or indirectly, (i) solicit or initiate submission of any proposals or offers from any corporation, partnership, person or group relating to any acquisition, purchase or option to purchase all or substantially all of the assets of the Business (a “Competitive Transaction”), (ii) engage in any negotiations or discussions with respect to any such Competitive Transaction or (iii) furnish any information with respect to a Competitive Transaction to any person or any entity. Seller agrees that any discussions or negotiations with any potential acquirer of the Business with respect to any Competitive Transaction that are in effect on the date of this Agreement shall cease during the Exclusivity Period. Notwithstanding the foregoing, Seller may respond to any unsolicited proposal regarding a Competitive Transaction by indicating that it is subject to an exclusivity agreement and is unable to provide any information relating to the Business or entertain any proposals or engage in negotiations or discussions during the Exclusivity Period. Further notwithstanding the foregoing, a Competitive Transaction shall not include an offer, proposal or transaction regarding a sale of Seller or its assets not specifically relating primarily to the Business.

6.14         Confidentiality.

(a)          Seller hereby acknowledges and agrees that, through its ownership and/or management of the Transferred Assets, the Assumed Liabilities, the Remaining Canadian Obligations and the Business, Seller and other members of the Seller Group have occupied positions of trust and confidence with respect to the Business and have had access to and become familiar and will continue to have access until the Closing with confidential and proprietary information relating to the Transferred Assets, the Assumed Liabilities, the Remaining Canadian Obligations and the Business (collectively the “Confidential Information”), including: (i) customer and supplier lists, target customer information, current and anticipated customer requirements, price lists, market studies and business plans; (ii) research and development plans, activities and results; (iii) Intellectual Property; (iv) historical and projected sales data, financial data and projections, capital spending budgets and operating budgets; (v) employee personnel files; and (vi) environmental studies, reports, and analyses, and any related regulatory filings or submissions, including summaries, memoranda, reports, compilations or other derivations thereof.

(b)          Seller hereby acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Transferred Assets and the Business, and that without such protection, Buyer would not have entered into this Agreement and consummated the Transactions. Accordingly, subject to the provisions of Section 6.14(c), Seller hereby covenants and agrees, for itself and its Subsidiaries and their successors and permitted assigns, that, following the Closing, without the prior written consent of Buyer, Seller shall not and shall cause its Subsidiaries and representatives not to, directly or indirectly, disclose to any Person or use for its own account or benefit or for the account or benefit of any other Person any Confidential Information.

(c)        The provisions of Section 6.14(b) shall not apply to information (i) that is in the public domain other than as a result of a breach of this Agreement; (ii) information that is required to be disclosed pursuant to any oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which Seller or any of its Affiliates lists securities, or pursuant to any applicable Law, or (iii) disclosed by Seller that is reasonably necessary for Seller to exercise its rights or satisfy and perform its covenants and obligations under this Agreement or any of the Ancillary Agreements. If any member of the Seller Group is requested or required by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, pursuant to the applicable rules of any stock exchange or self regulatory organization on which Seller or any of its Affiliates lists securities or pursuant to any applicable Law, to disclose any Confidential Information, then Seller shall provide Buyer with prompt written notice of such request or requirement so that Buyer may seek a protective order or other remedy in respect of such disclosure. If such a protective order or other remedy is not obtained by or is not available to Buyer, then Seller shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Seller shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information.

6.15        Financial Statements and Additional Financial Information.

(a)        Prior to the Closing, Seller will deliver to Buyer true, correct and complete copies of the audited financial statements of the Business as of and for the year ended December 31, 2012, together with notes relating thereto, all prepared in accordance with Regulation S-X and in accordance with GAAP in a manner consistent with the Seller’s 2012 audited financial statements (the “Audited Financial Statements”) and accompanied by the report of PriceWaterhouseCoopers LLP (the “Auditor”).  In addition, if the Closing occurs on or after May 15, 2013, then Seller also will deliver prior to the Closing unaudited interim financial statements for the periods required by Rule 3-05(b) of Regulation S-X, including the comparable prior year period (the “Unaudited Interim Period Financial Statements” and together with the Audited Financial Statements, the “Historical Financial Statements”).  The Historical Financial Statements shall be prepared at Seller’s sole expense and shall comply with all of the requirements of Regulation S-X promulgated under the Securities Act and as applicable to Buyer.

(b)        Upon Buyer’s reasonable request reasonably prior to the delivery date thereof, no later than within 60 days after the Closing or, if earlier, 15 days prior to the filing deadline for any periodic report under the Exchange Act, Seller will deliver to Buyer such additional financial information (the “Additional Financial Statements”), prepared at Buyer’s sole expense and necessary to prepare pro forma financial statements required by Article 11 of Regulation S-X or necessary to prepare financial statement disclosures required by ASC 805-10-50-2(h).

(c)        Seller shall cooperate with Buyer at Buyer’s sole expense with respect to any reasonable request in connection with the obligations of Buyer to prepare and file with the Securities and Exchange Commission the Historical Financial Statements and the Additional Financial Information, including by requesting, in conjunction with Buyer, that the Auditor provide customary consents, comfort letters and documents that may be required or reasonably necessary.

51

(d)        Buyer shall cooperate with Seller with respect to any reasonable request in connection with the obligations of Seller pursuant to this Section 6.15.

6.16        Post-Closing Insurance.

(a)        From and after Closing, Seller agrees to reasonably cooperate with Buyer in order to make available to Buyer any insurance coverage carried by Seller in relation to the Assumed Liabilities which covers occurrences prior to Closing (the “Seller Policies”), whether or not claims relating to such occurrences are made prior to or after the Closing. In the event of an occurrence for which coverage may be available under one or more Seller Policies, Seller shall, after consultation with and at the reasonable request of Buyer, submit a claim for such occurrence to the appropriate insurer under the applicable Seller Policy (such claim, a “Covered Claim”). Seller further agrees to (i) provide such commercially reasonable assistance as Buyer may require in order to determine whether a claim is a Covered Claim and (ii) if it is a Covered Claim, use commercially reasonable efforts to pursue such Covered Claim with the applicable insurer (including, if necessary, acting as the direct contact for all purposes with such insurer and using commercially reasonable efforts to pursue such Covered Claim on behalf of and subject to the reasonable direction of Buyer). In consideration thereof, Buyer shall be responsible for paying, and shall reimburse Seller for, (A) all out-of-pocket costs or expenses incurred by Seller and its Subsidiaries in providing such assistance (including, a reasonable charge for wages, salaries, benefits or other overhead expenses associated with the Seller’s own employees in connection with any such Covered Claim) and (B) any letter of credit fees, actuarial fees and other expenses incurred in connection with maintaining from and after the Closing any such Seller Policies with respect to any such Assumed Liabilities or pursuing any Covered Claims, which payments in each case shall be made to Seller within fifteen (15) Business Days of Buyer’s receipt from Seller of a written invoice therefor (together with such supporting documentation as Buyer may reasonably request). For purposes of the foregoing, the liability associated with a Covered Claim, to the extent covered by a Seller Policy, shall be deemed to be an Excluded Liability hereunder solely to the extent necessary to effectively file claims under any such Seller Policy and only to the extent coverage is actually provided, it being acknowledged and agreed that any such matter shall not be an Excluded Liability hereunder for any other purpose (and shall remain for all such purposes an Assumed Liability) including with respect to the indemnification provided in ARTICLE IX hereof for which Seller shall have no liability (other than to the extent of Seller’s obligation to remit proceeds to the Buyer from such Seller Policies to the extent set forth in Section 6.16(b)).

(b)        Seller shall promptly remit to the Buyer any recovery Seller obtains under any Seller Policy with respect to a Covered Claim to which the Buyer is entitled pursuant to Section 6.16(a) other than to the extent (i) the proceeds of such Covered Claim are otherwise used by Seller or its Subsidiaries to repair the loss or destruction or settle the liability giving rise to such Covered Claim prior to or after the Closing in accordance with this Agreement, (ii) Seller has indemnified Buyer with respect to such matter hereunder (without giving effect to the limitations in ARTICLE IX) or (iii) such loss, destruction or liability is otherwise included in the calculation of Closing Net Working Capital in amounts greater than the amounts reflected in the Net Working Capital Target, if any.

52

(c)        For the avoidance of doubt, Buyer shall be responsible for paying, and shall reimburse Seller and its Subsidiaries for, (i) any applicable deductible or self-insured retention amount actually payable with respect to any such Covered Claims, (ii) any amounts in excess of the coverage provided by such Seller Policies, and (iii) all defense costs incurred by Seller and its Subsidiaries in connection therewith, which payments (to the extent payable to Seller) shall be made to Seller within fifteen (15) Business Days of Buyer’s receipt from Seller of a written invoice therefor (together with such supporting documentation as Buyer may reasonably request). Buyer shall, and shall cause its Subsidiaries to, cooperate with any issuer of a Seller Policy and comply with the requirements thereof in connection with any such Covered Claims. For the avoidance of doubt, nothing herein shall be deemed an assignment of any Seller Policy, and the Seller shall retain all of its rights under the Seller Policies. The provisions of this Section are only for administrative purposes. Seller does not ensure that any such Seller Policies shall be available to Buyer or cover any such Assumed Liabilities nor shall Seller shall have any liability if any such insurer fails to cover or limits coverage of any such Covered Claim.

ARTICLE VII

CONDITIONS

7.1        Conditions to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)        No Injunction, Etc. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that prohibits or materially restricts the consummation of the Transactions; provided, however, that the benefits of this Section 7.1(a) shall not be available to a Party whose failure to fulfill its obligations pursuant to Section 6.2 shall have been the cause of, or shall have resulted in, such injunction, restraining order or decree.

(b)        Regulatory Approvals. The mandatory waiting periods specified under the HSR Act shall have expired or been terminated.

(c)        Environmental. The Phase I Assessments, if any, shall not have shown any liability or condition that, individually or in the aggregate, would reasonably be expected to result in a loss, damage, cost or expense (including, without limitation, fees, costs and expenses in respect of corrective or remedial actions) in excess of $25,000,000.

7.2        Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:

53

(a)        Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement (in each case, without taking into account any “Material Adverse Effect”, “material adverse effect” or other materiality qualifications) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date except (i) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and (ii) those instances in which the failure of the representations and warranties to be true and correct have not had or would not reasonably be expected to have a Material Adverse Effect; provided that for purposes of determining whether the representations and warranties of Seller shall be true and correct as of the Closing Date, any matters added to the Updated Schedules in accordance with Section 6.5 shall not be considered in the determination of whether the conditions set forth in this Section 7.2, including this Section 7.2(a) and Section 7.2(c), have been satisfied (i.e., such matters shall not be deemed to have had a Material Adverse Effect) after the five (5) Business Day period set forth in Section 6.5;

(b)        Covenants. Seller shall have performed and complied in all material respects with all of its material agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date which includes its obligations under Section 6.4(e);

(c)        Material Adverse Effect. There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect;

(d)        Historical Financial Statements. Seller shall have delivered to Buyer the Historical Financial Statements required under Section 6.15(a) and Adjusted EBITDA based on the Audited Financial Statements shall not be less than $32,666,667;

(e)        Required Deliveries. Seller shall have made or be prepared to make at Closing all the deliveries required to be made pursuant to Section 8.3; and

(f)        Officer’s Certificate. Seller shall have delivered to Buyer a certificate executed by an executive officer of Seller, dated as of the Closing Date, certifying compliance with Sections 7.2(a) - (d).

7.3        Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing Date of the following conditions:

(a)        Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement (in each case, without taking into account any “Company Material Adverse Effect”, “material adverse effect” or other “materiality” qualifications) shall be true and correct in all respects at and as of the date hereof and as of the Closing Date except (i) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (ii) those instances in which the failure of the representations and warranties to be true and correct have not had or would not reasonably be expected to have a Buyer Material Adverse Effect;

(b)        Covenants. Buyer shall have performed and complied in all material respects with all of its material agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date;

54

(c)        Required Deliveries. Buyer shall have made or be prepared to make at Closing all the deliveries required to be made pursuant to Section 8.2;

(d)        Adjustment to Purchase Price.  Unless Buyer shall have waived the Purchase Price adjustment determined under Section 2.2(a), Adjusted EBITDA based on the Audited Financial Statements delivered under Section 6.15(a) shall not be less than $32,666,667; and

(e)        Officer’s Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, and executed by an executive officer of Buyer on behalf of Buyer, certifying compliance with Sections 7.3(a) and (b).

7.4        Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Transactions as required by and subject to Section 6.2.

ARTICLE VIII

CLOSING

8.1        Closing Date. Unless this Agreement shall have been terminated pursuant to Article X hereof, the closing of the Transactions (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois, at 10:00 A.M., Chicago time, on the fifth Business Day following the satisfaction or waiver of all conditions to the Closing set forth in ARTICLE VII hereof, or such other date, time and place as shall be agreed upon by Seller and Buyer (the actual date and time being herein called the “Closing Date”). The effective time of the Closing for Tax, operational and all other matters will be deemed to be 12:01 a.m. (local time) on the Closing Date in each jurisdiction in which the Business operates, as applicable.

8.2        Buyer’s Deliveries to Seller. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following, in form and substance reasonably acceptable to Seller:

(a)        the Estimated Purchase Price;

(b)        the Lease Deposits;

(c)        a copy of the resolutions duly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the Transactions, certified by the corporate secretary of Buyer;

(d)        each Assignment and Assumption Agreement duly executed by Buyer or the applicable member of the Buyer Group;

(e)        each Bill of Sale duly executed by Buyer or the applicable member of the Buyer Group;

55

(f)        the Employee Matters Agreement duly executed by Buyer;

(g)        the Transition Services Agreement duly executed by Buyer;

(h)        the Transition License Agreement duly executed by Buyer;

(i)         valid and effective sales Tax exemption certificates for all Inventories included in the Transferred Assets; and

(j)        a certificate of an officer of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the Ancillary Agreements to which it is a party.

8.3        Seller’s Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following, in form and substance reasonably acceptable to Buyer:

(a)        a copy of the resolutions duly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the Transactions, certified by the corporate secretary of Seller;

(b)        each Assignment and Assumption Agreement duly executed by Seller or the applicable member of the Seller Group;

(c)        each Bill of Sale duly executed by Seller or the applicable member of the Seller Group;

(d)        the Employee Matters Agreement duly executed by Seller;

(e)        the Transition Services Agreement duly executed by Seller;

(f)        the Trademark Assignment Agreement duly executed by Seller and each Subsidiary of Seller set forth therein;

(g)        a certificate of an officer of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Agreements to which it is a party;

(h)        a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance satisfactory to Buyer stating that Seller is not a “foreign person” for purposes of Section 1445 of the Code;

(i)         Deeds to Owned Real Property (in registrable form with respect to the Owned Real Property located in Canada);

56

(j)        a declaration of possession relating to title to the Owned Real Property located in Canada, as may be required by the issuer of a title insurance policy in favor of a member of the Buyer Group, duly executed by the relevant member of the Seller Group and made without personal liability; and

(k)        the Transition License Agreement duly executed by Seller.

ARTICLE IX

INDEMNIFICATION

9.1          Agreement to Indemnify.

(a)        Subject to the limitations provided herein, in the event the Closing occurs, Seller shall indemnify and hold harmless Buyer and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively, the “Buyer Indemnitees”) to the extent set forth in this ARTICLE IX in respect of any Losses incurred by Buyer Indemnitees as a result of any (i) breach, inaccuracy or misrepresentation in any representation or warranty of Seller Group made herein or in any Ancillary Agreement (other than the Transition Services Agreement and Transition License Agreement which are governed solely thereby), (ii) any breach of or failure to perform any covenant, agreement or obligation of Seller Group in this Agreement or any Ancillary Agreement (other than the Transition Services Agreement and Transition License Agreement which are governed solely thereby) or (iii) Excluded Liability.

(b)        Subject to the limitations provided herein, in the event the Closing occurs, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective directors, officers, employees, successors and assigns (collectively the “Seller Indemnitees” and, together with Buyer Indemnitees, the “Indemnitees”) to the extent set forth in this ARTICLE IX in respect of any and all Losses incurred by any Seller Indemnitee as a result of any: (i)  breach, inaccuracy or misrepresentation in any representation or warranty of Buyer or any other member of the Buyer Group thereof made herein or in any Ancillary Agreement (other than the Transition Services Agreement and Transition License Agreement which are governed solely thereby), (ii) breach of or failure to perform any covenant, agreement or obligation of Buyer or any other member of the Buyer Group thereof in this Agreement or any Ancillary Agreement (other than the Transition Services Agreement and Transition License Agreement which are governed solely thereby), (iii)  Assumed Liability, or Buyer’s operation of the Business following the Closing (other than with respect to any Excluded Liabilities, Excluded Assets or other matters to which Buyer is entitled to indemnification hereunder) or (iv) Remaining Canadian Obligations.

(c)          Notwithstanding the foregoing paragraphs (a) and (b):

(i)         No member of Seller Group shall be liable under Section 9.1(a)(i) (other than with respect to any Fundamental Representation or with respect to fraud): (A)  for any Losses in respect of any claim (or group of related claims) subject to Section 9.1(a)(i) having an aggregate value of less than $50,000 (any such claim or group of related claims having an aggregate value equal to or more than $50,000 shall be referred to hereinafter as “Qualified Claims”) (and, for the avoidance of doubt, it being understood that all claims arising from the same or a similar circumstance (whether or not arising from a breach of any single representation or warranty) shall be deemed to be related), and (B) until all Losses in respect of all Qualified Claims exceed one and one-quarter percent (1.25%) of the Purchase Price in the aggregate (the “Minimum Amount”), and thereafter the Seller shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for Qualified Claims to the extent in excess of the Minimum Amount;

57

(ii)        No member of Buyer Group shall be liable under Section 9.1(b)(i) (other than with respect to any Fundamental Representation or with respect to fraud): (A)  for any Losses in respect of any claim (or group of directly related claims) subject to Section 9.1(b)(i) having an aggregate value of less than a Qualified Claim (and, for the avoidance of doubt, it being understood that all claims arising from the same or a similar circumstance (whether or not arising from a breach of any single representation or warranty) shall be deemed to be related), and (B) until all Losses in respect of all Qualified Claims exceed the Minimum Amount, and thereafter the Buyer shall be liable, subject to the other limitations provided for elsewhere in this Agreement, for Qualified Claims to the extent in excess of the Minimum Amount;

(iii)        The aggregate liability of Seller Group (other than with respect to any Fundamental Representation or with respect to fraud) for all Losses pursuant to Section 9.1(a)(i) of this Agreement shall not exceed ten percent (10.0%) of the Purchase Price (the “Maximum Amount”);

(iv)        The aggregate liability of Buyer Group (other than with respect to any Fundamental Representation or with respect to fraud) for all Losses pursuant to Section 9.1(b)(i) of this Agreement shall not exceed the Maximum Amount;

(v)        The aggregate liability of Seller Group with respect to all Losses under this Agreement or any Ancillary Agreement (other than with respect to Excluded Liabilities) shall not exceed the Purchase Price;

(vi)        The aggregate liability of Buyer with respect to all Losses under this Agreement or any Ancillary Agreement (other than with respect to Assumed Liabilities) shall not exceed the Purchase Price; and

(vii)       Seller Group shall have no liability to indemnify any Buyer Indemnitee for any Losses (A) for any liability that is reflected or reserved for in the Most Recent Financial Statements which is an Assumed Liability or (B) arising or resulting from any action taken or omitted to be taken by Buyer or its Affiliates.

58

9.2        Survival of Representations and Warranties. All representations and warranties in this Agreement and any Ancillary Agreement shall expire on the fifteen (15)-month anniversary of the Closing Date; provided, however, that the representations and warranties in Sections 4.1 (Corporate Existence), 4.2 (Authorization of Transaction), 4.4 (Finders; Brokers), 4.5 (Title to Assets), 4.11 (Tax Matters), 5.1 (Corporate Existence), 5.2 (Authorization of Transaction), 5.4 (Finders; Brokers) and 5.7 (Due Diligence and Independent Investigation) shall survive until expiration of the applicable statute of limitations (the sections set forth in this Section 9.2, the “Fundamental Representations”). The covenants, agreements or obligations of the Parties in this Agreement and the Ancillary Agreements shall survive the Closing and expire at such time as such covenants, agreements or obligations have been fully performed or satisfied. Any cause of action for any inaccuracy, misrepresentation, failure or breach of a representation or warranty, covenant, agreement or obligation contained herein or in any Ancillary Agreement shall expire and terminate unless the Party claiming that such inaccuracy, misrepresentation, failure or breach occurred delivers to the appropriate Indemnifying Party written notice and a reasonably detailed explanation of the alleged inaccuracy, misrepresentation, failure or breach on or before 5:00 P.M., Eastern time, on the date on which such representation or warranty, covenant, agreement or obligation expires pursuant to this Section 9.2. If any claim for indemnification or other recovery is timely asserted pursuant to this Section 9.2, then the Indemnitee shall have the right to bring an action, suit or proceeding with respect to such claim within one (1) year after first giving the Indemnifying Party notice thereof, but may not bring such action, suit or proceeding thereafter.

9.3        Third Party Claims.

(a)        If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to Section 9.1 in respect of any Losses pursuant to a Third Party Claim, then such Indemnitee shall give the appropriate indemnifying Party (the “Indemnifying Party”) written notice within ten (10) Business Days of its becoming aware of such Third Party Claim, which notice shall specify in reasonably sufficient detail the facts alleged to give rise to a claim for indemnification and the amount the Indemnitee seeks hereunder from Indemnifying Party; provided, however, the failure to give such notice shall not release the Indemnifying Party from its obligations under this ARTICLE IX, provided this written notice is given prior to the expiration of the applicable survival period specified in Section 9.2 for the relevant representation, warranty, covenant, agreement, or obligation and the interests of the Indemnifying Party have not been prejudiced by the failure.

59

(b)        In connection with any claim for which indemnification has been sought under this ARTICLE IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a Party (a “Third Party Claim”), the Indemnifying Party may assume the defense of any such Third Party Claim (unless such Indemnitee elects not to seek indemnity hereunder for such Third Party Claim), upon receipt of the written notice given pursuant to Section 9.3(a). If the Indemnifying Party shall have assumed the defense of any Third Party Claim in accordance with this Section 9.3(b), then the Indemnifying Party shall be authorized to settle, or consent to the entry of any judgment arising from, any such Third Party Claim, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; provided, further, that the Indemnifying Party shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such Third Party Claim. Each Indemnitee shall be entitled to participate in (but not control) the defense of any such Third Party Claim, with its own counsel and at its own expense. The Indemnifying Parties shall select counsel and consultants of recognized standing and competence and shall diligently pursue the resolution of such Third Party Claim. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim being defended by the Indemnifying Party pursuant to this Section 9.3. The assumption of any defense hereunder by an Indemnifying Party shall not be deemed an admission of responsibility for the Third Party Claim. If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with the terms of this Section 9.3 or the Indemnifying Party has failed to diligently pursue such defense, as the circumstances warrant, then the Indemnitee shall assume and defend against such Third Party Claim. If the Indemnitee assumes the defense of any Third Party Claim in accordance with this Section 9.3(b) and proposes to settle such Third Party Claim prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnitee shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim. The Indemnitee shall not pay, or permit to be paid, any part of a settlement or a judgment arising from a Third Party Claim unless (i) the Indemnifying Party consents in writing to such payment (such consent not to be unreasonably withheld or delayed) or (ii) a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnitee for such Third Party Claim.

(c)        Any settlement or compromise made or caused to be made by the Indemnitee (unless the Indemnifying Party has the exclusive right to settle or compromise under Section 9.3) or the Indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in and in accordance with Section 9.3 shall also be binding upon the Indemnifying Party or the Indemnitee, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

9.4        Direct Claims. A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) may be asserted by notice to the Indemnifying Party; provided, however, the failure to give such prompt notice shall not release the Indemnifying Party from its obligations under this ARTICLE IX, provided written notice is given prior to the expiration of the applicable survival period specified in Section 9.2 for the relevant representation, warranty, covenant, agreement, or obligation and the interests of the Indemnifying Party have not been prejudiced by the failure. Such notice by the Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnitee. The Indemnifying Party shall have twenty (20) Business Days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not notify the Indemnitee within such twenty (20)-Business Day period that the Indemnifying Party disputes its indemnity obligation to the Indemnitee for any Losses with respect to such claim, then the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party disputes the assertion of a claim, then the Parties covenant and agree to use their commercially reasonable efforts to resolve their dispute with respect to such claim.

60

9.5        Subrogation and Mitigation. To the extent that any Indemnifying Party discharges any claim for indemnification hereunder, such Indemnifying Party shall be subrogated to all rights of any Indemnitee against third parties, including all rights relating to claims under any insurance, contracts, common law or otherwise. Such Indemnitee (and its Affiliates) and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further protect such subrogation rights. The Indemnitee shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

9.6        Indemnification Calculations. The amount of any Losses for which indemnification is provided under this ARTICLE IX shall be computed net of any insurance proceeds or other recoveries made by any Indemnitee in connection with such Losses and net of any Tax benefits arising by reason of any such Loss. Each Indemnitee shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If any such proceeds, benefits or recoveries are received by an Indemnitee (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made a payment to the Indemnitee with respect thereto, then the Indemnitee (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Party’s payment). All indemnification payments made pursuant to this Agreement shall be treated by the Parties as adjustments to the Purchase Price.

9.7        Exclusive Remedy. With respect to the enforcement of this Agreement prior to Closing, the Parties shall be entitled to any and all remedies at law or in equity.  After the Closing, other than (i) in cases of fraud by any member of Seller Group or Buyer Group, (ii) rights to specific performance and injunctive relief with respect to the covenants and agreements set forth in Sections 6.6, 6.7 and 6.14, (iii) pursuant to Sections 2.4 or 3.2, or (iv) pursuant to the Transition Services Agreement or Transition License Agreement, the indemnification provisions of this ARTICLE IX shall be the sole and exclusive remedy of the Parties (and all Indemnitees) for any breach of the obligations, covenants, agreements, representations and warranties set forth in this Agreement or any Ancillary Agreement, or for any other claims or causes of actions arising out of, relating to or in connection with the Transactions, the Business, the Transferred Assets, the Assumed Liabilities and the Remaining Canadian Obligations. From and after the Closing, to the extent that Buyer or any Buyer Indemnitee, or any of their respective Affiliates has any Losses for which it may assert any other right to indemnification, contribution or recovery from Seller or any of its Affiliates (whether under this Agreement, any Ancillary Agreement or under any common law theory or any statute or other Law), Buyer hereby waives, releases and agrees not to assert such right, and Buyer agrees to cause each Buyer Indemnitee and their respective Affiliates to waive, release and agree not to assert such right, regardless of the theory upon which any claim may be based, whether statutory or common law, contract, equity, tort, warranty, strict liability or any other theory of liability.

ARTICLE X

TERMINATION

10.1        Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the Transactions may be abandoned prior to Closing:

61

(a)          by mutual written consent of the Parties;

(b)          by Buyer or Seller, by written notice to the other if:

(i)         the Closing shall not have been consummated on or before the Termination Date, unless extended by written agreement of the Parties; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to perform or comply with any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur by such date; or

(ii)        any Governmental Authority shall have enacted, promulgated, issued, entered or enforced (A) any Law prohibiting the Transactions or making them illegal, or (B) any injunction, judgment, order or ruling or taking any other action, in each case, permanently enjoining, restraining or prohibiting the Transactions, which shall have become final and nonappealable.

(c)          by Buyer:

(i)         if the conditions set forth in Section 7.2 shall have become incapable of fulfillment; or

(ii)        if all of the conditions set forth in ARTICLE VII shall have been satisfied and Seller shall not have made all of the deliveries required by Section 8.3 on or before the date designated for Closing pursuant to Section 8.1; or

(d)          by Seller:

(i)         if the conditions set forth in Section 7.3 shall have become incapable of fulfillment; or

(ii)        if all of the conditions set forth in ARTICLE VII shall have been satisfied and Buyer shall not have made all of the deliveries required by Section 8.2 on or before the date designated for Closing pursuant to Section 8.1.

10.2        Effect of Termination. (a) In the event of any termination of the Agreement as provided in Section 10.1 above, then all further obligations of the Parties under this Agreement shall terminate without further liability on the part of any Party to the others, other than (a) with respect to the obligations of Buyer and Seller under the Non-Disclosure Agreement and Sections 6.3, 6.11 and 10.2 and ARTICLE XI of this Agreement, (b) liability for any fraudulent misrepresentation in connection with any warranty, representation, covenant or obligation given, occurring or arising pursuant to this Agreement, including failing to consummate the transactions contemplated hereby and (c) specific performance as contemplated in Section 11.9. Nothing herein nor any termination hereof shall limit the right of the non-breaching Party to seek specific performance and all other remedies available at law or equity. Subject to Section 10.2(b), a Party’s right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

62

(b)        Notwithstanding the foregoing, in the event of any termination pursuant to Section 10.1(d) (other than as a result of the condition set forth in Section 7.3(d) becoming incapable of fulfillment), at Seller’s election within 10 Business Days of such termination, Buyer shall pay to Seller within five (5) Business Days of Seller’s election set forth above a fee equal to five percent (5%) of the Purchase Price (the “Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated by Seller as liquidated damages and, subject to the next sentence, as Seller’s sole remedy hereunder. If Seller does not elect to accept the Termination Fee hereunder, Seller shall have the right to pursue any other remedy to which Seller may be entitled, whether at Law, in equity, in contract, in tort or otherwise and the existence or amount of the Termination Fee shall not be evidence of, or serve as an estimate of, Seller’s damages. If Buyer fails to pay the Termination Fee and Seller commences a suit which results in a final, non-appealable judgment against Buyer for the Termination Fee or any portion thereof, then Buyer shall pay Seller its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

ARTICLE XI

MISCELLANEOUS AGREEMENTS OF THE PARTIES

11.1        Notices. All notices and other communications provided for hereunder shall be in writing and deemed given if (a) delivered personally, (b) sent by facsimile, with conforming copy sent as set forth in clause (c), or (c) sent by Federal Express, DHL, UPS or overnight courier (providing proof of delivery) to the Parties, in each case at the following addresses:

If to Buyer:

MSC Industrial Direct Co., Inc.

75 Maxess Road

Melville, NY 11747

Attention:  General Counsel

Fax:  (516) 812-1175

Email:  armstrst@mscdirect.com

with a copy to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue

New York, NY 10178

Fax:        (212) 697-1559
Attn:        Jeffrey N. Ostrager

If to Seller:

Barnes Group Inc.
123 Main Street

63

Bristol, CT 06010
Fax:        (860) 263-0945
Attn:        General Counsel

and:

McDermott Will & Emery LLP
28 State Street
Boston, MA 02109
Fax:        (617) 535-3800
Attn:        David Cifrino

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606
Fax: (312) 984-7700
Attn: Ryan D. Harris

Unless otherwise specified herein, such notices or other communications shall be deemed effective, (i) on the date received, if personally delivered or sent by facsimile during normal business hours, or (ii) if delivered by overnight courier, on the date delivered as established by return receipt or courier service confirmation or the date on which the return receipt or courier service confirms that acceptance of delivery was returned by the addressee. Each of the Parties shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties.

11.2        Expenses. Subject to Section 6.9(b), Seller and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement.

11.3        Non-Assignability. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise by any Party without the express prior written consent of the other Parties, and any attempted assignment, without such consents, shall be null and void; provided, however, that Buyer may assign its rights and obligations under this Agreement to one or more Affiliates of Buyer; provided, further, that notwithstanding any such assignment, Buyer shall remain liable to Seller for all of its and its Affiliates obligations hereunder. The Buyer shall cause each member of the Buyer Group to comply with the obligations of the Buyer Group hereunder. The Seller shall cause each member of the Seller Group to comply with the obligations of the Seller Group hereunder.

11.4        Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of any condition to this Agreement or breach of any provision of this Agreement shall not operate or be construed as a waiver of any other condition of this Agreement or subsequent breach.

64

11.5        Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third party beneficiary hereto.

11.6        Currency. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars and all payments hereunder shall be made in U.S. dollars.

11.7        Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.8        Service of Process; Waiver of Jury Trial. The Parties agree that process in any Proceeding seeking to enforce any provision of or based on any matter arising out of or in connection with, this Agreement or the Transactions may be served on either Party anywhere in the world. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.1 shall be deemed effective service of process on such Party. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN DELAWARE (EACH, A “PROPER COURT”) IN CONNECTION WITH ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, AND THE TRANSACTIONS, AND HEREBY AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED BY SUCH COURTS.

11.9        Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The Parties agree and acknowledge that, in the event of a breach of any provision of this Agreement, the aggrieved Party may be without an adequate remedy at law. The Parties therefore agree that in the event of a breach of any provision of this Agreement the aggrieved Party may elect to institute and prosecute proceedings exclusively in a Proper Court to obtain specific performance or to enjoin the continuing breach of such provision, without bond or other security being required. By seeking or obtaining any such relief, the aggrieved Party will not be precluded from seeking or obtaining any other relief to which it may be entitled under this Agreement.

11.10        Entire Agreement. This Agreement and the Disclosure Letter hereto and Exhibits, Schedules and agreements referred to herein (including the Non-Disclosure Agreement) set forth the entire understanding of the Parties as to matters not expressly excepted or excluded herefrom.

11.11        Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

65

(a)        when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)        the table of contents and headings for this Agreement are for reference and convenience purposes only, and not deemed to be a part of this Agreement and do not affect in any way the meaning or interpretation of this Agreement;

(c)        whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)        the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)        all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)        the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)        reference to any agreement (including this Agreement), document, schedule, exhibit or instrument means such agreement, document, schedule, exhibit or instrument as amended or modified and in effect from time to time in accordance with the terms thereof, and, if applicable, the terms hereof;

(h)        references to a Person are also to its permitted successors and assigns;

(i)         reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(j)        the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(k)        the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(l)        any reference to the “Seller Group” shall be construed to also refer to each member of the Seller Group.

(m)        whenever the words “made available to Buyer” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to Buyer on or prior to 5:00 p.m. (New York, NY time) on the date hereof in the electronic dataroom maintained on behalf of the Seller by Intralinks, Inc. or, in the case of Section 4.7, by email delivery by Seller’s counsel to Buyer’s counsel as confirmed by email by Buyer’s counsel.

66

(n)        the Party asserting a Material Adverse Effect hereunder (including Section 6.5 or Section 7.2) shall have the burden of proof in establishing the occurrence of the Material Adverse Effect.

11.12      Severability. If any provision of this Agreement shall be declared by any Proper Court to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. With respect to any provision of this Agreement finally determined by a Proper Court to be unenforceable, Buyer and Seller hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by Law, and the Parties agree to abide by such court’s determination. If any such provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

11.13      Disclosure Letter. Any information disclosed pursuant to a particular section of the Disclosure Letter hereto shall be deemed to be disclosed with respect to any other section of the Disclosure Letter to which it is readily apparent that such information is applicable to such section of the Disclosure Letter and corresponding representation and warranty, notwithstanding the omission of a cross-reference thereto. Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any Ancillary Agreement nor the inclusion of any specific item or matter in the Disclosure Letter or any schedule to any Ancillary Agreement is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not material, shall not be employed as a point of reference in determining any standard of materiality under this Agreement and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not material for purposes of this Agreement or any Ancillary Agreement. Neither the specification of any item or matter in any provision of this Agreement or any Ancillary Agreement nor the inclusion of any specific item or matter in the Disclosure Letter or any schedule to any Ancillary Agreement is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business and no Party shall use the fact or the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Ancillary Agreement.

11.14      Language. Seller and Buyer agree that the language used in this Agreement is the language chosen by the Parties to express their mutual intent, and that no rule of strict construction is to be applied against Seller or Buyer. Each of Seller and Buyer and their respective counsel have reviewed and negotiated the terms of this Agreement.

67

11.15        Bulk Sales or Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets and the Business to Buyer and its Affiliates; it being understood that any liabilities or Losses arising out of the failure of any member of the Seller Group to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities or Remaining Canadian Obligations shall be treated as Excluded Liabilities.

11.16        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

*         *         *

68

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Erik Gershwind
	Name:	Erik Gershwind
	Title:	President and Chief Executive Officer

BARNES GROUP INC.

By:	/s/ Gregory F. Milzcik
	Name:	Gregory F. Milzcik
	Title:	President and Chief Executive Officer

69